Exhibit 10.1

UNCOMMITTED
MASTER REPURCHASE AGREEMENT

Dated as of April 8, 2026

between

BANCO SANTANDER, S.A. NEW YORK BRANCH,
as Buyer

and

FCR CRE TORO FACILITY SELLER LLC,
as a Seller

and

DWIGHT FCR-2025 LLC,
as a Seller

TABLE OF CONTENTS

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-ii- (SAN/Fortress)

SECTION 32 acknowledgement and consent to bail-in of eea financial institutions	111
SECTION 33 NON-PETITION AND LIMITED RECOURSE	112

ANNEXES AND EXHIBITS

EXHIBIT I Names and Addresses for Communications between Parties

EXHIBIT II Form of Confirmation Statement

EXHIBIT III Authorized Representatives of Sellers

EXHIBIT IV Form of Power of Attorney

EXHIBIT V Representations and Warranties Regarding Each Individual Purchased Asset

EXHIBIT VI Asset Information

EXHIBIT VII Advance Procedures

EXHIBIT VIII Form of Margin Deficit Notice

EXHIBIT IX Form of Release Letter

EXHIBIT X Form of Covenant Compliance Certificate

EXHIBIT XI Form of Bailee Letter

EXHIBIT XII Form of Notice to Underlying Obligor

EXHIBIT XIII Form of Servicer Notice

-iii- (SAN/Fortress)

UNCOMMITTED MASTER REPURCHASE AGREEMENT

UNCOMMITTED MASTER REPURCHASE AGREEMENT, dated as of April 8, 2026 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), among BANCO SANTANDER, S.A. NEW YORK BRANCH, a branch of a foreign banking institution (including any successors and assigns thereto, “Buyer”) and FCR CRE TORO FACILITY SELLER LLC (“Toro Seller”) and DWIGHT FCR-2025 LLC (“Dwight Seller”), each, a Delaware limited liability company (each, a “Seller” and collectively, “Sellers”).

SECTION 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time the parties hereto may enter into transactions in which a Seller will sell to Buyer all of such Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) on a servicing-released basis and the other related Collateral against the transfer of funds by Buyer to Dwight Seller or Toro Seller, with a simultaneous agreement by Buyer to transfer back to such Seller, and by the related Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by the related Seller to Buyer. Each such transaction shall be referenced herein as a “Transaction” and, unless otherwise agreed in writing by Sellers and Buyer, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Buyer to engage in Transactions but sets forth the requirements under which Buyer would consider entering into Transactions from time to time. At no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Dwight Seller or Toro Seller to Buyer.

SECTION 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“A-Note” shall mean a senior or pari passu senior Mortgage Note evidencing a senior position in a Mortgage Loan.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i).

“Acceptable Attorney” shall mean Sidley Austin LLP, King & Spalding LLP, Arnall Golden Gregory LLP, Kramer Levin Naftalis & Frankel LLP, Paul Hastings LLP, Kirkland & Ellis LLP, Taft Law, Polsinelli, Morrison Foerster LLP, Farrell Fritz, P.C., Tarter Krinsky & Drogin LLP, Westerman Ball Ederer Miller Zucker & Sharfstein LLP, Norris McLaughlin, P.A., Davidoff Hutcher & Citron LLP and Thompson Coburn LLP or any other attorney at law, law firm

(SAN/Fortress)

or national title insurance company acceptable to Buyer in Buyer’s sole discretion that has delivered a Bailee Letter.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Asset, unless otherwise set forth in the related applicable Servicing Agreement, (x) those mortgage loan, participation interest or mezzanine loan servicing practices of prudent mortgage lending institutions that service mortgage loans, participation interests and/or mezzanine loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located and (y) the servicing practices that the applicable servicer customarily employs and exercises in servicing and administering commercial assets for its own account and for other third-party portfolios of assets similar to the Purchased Assets, whichever is higher, but without regard to any relationship that such servicer or any Affiliate of such servicer may have with the related underlying obligor or any Affiliate of such underlying obligor or to such servicer’s right to receive compensation for its services under the applicable Servicing Agreement (to the extent not conflicting with clause (x) of this definition).

“Account Bank” shall mean U.S. Bank National Association, or any successor appointed by Buyer in its sole discretion.

“Account Control Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the Closing Date, among Buyer, Sellers and Account Bank with respect to the Collection Account, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Act of Insolvency” shall mean, with respect to any Person:

(a) that such Person or any Affiliate shall admit in writing or in a legal proceeding its inability to pay its debts as they become due; or

(b) a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other Insolvency Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding‑up or liquidation of its affairs which is not timely contested or results in entry of an order or decree for relief that remains unstayed and in effect for a period of forty-five (45) days; or

(c) the commencement or authorization by such Person of a voluntary case under any applicable bankruptcy, insolvency or other Insolvency Law now or hereafter in effect, or such Person’s consent to the entry of an order for relief in an involuntary case under any Insolvency Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property; or

(d) the making by such Person of a general assignment for the benefit of creditors; or

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(e) the failure of such Person generally to pay its debts as they become due; or

(f) that any Governmental Authority, or agency or any person, agency or entity acting or purporting to act under Governmental Authority, shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Advance Rate” shall have the meaning specified in the Fee Letter.

“Affected Financial Institution” shall have the meaning specified in Section 32(b).

“Affiliate” shall mean, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. Notwithstanding the foregoing, Mubadala and members of the Mubadala Group shall not be deemed Affiliates of Fortress, Fortress Funds, Sellers, Pledgor or of any of its or their Affiliates. As used in this definition, “Mubadala” means Mubadala Investment Company PJSC, and “Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala and any other direct or indirect owner of Fortress, that is not also controlled by Fortress.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“Amortization Period” shall mean, upon satisfaction of the Maturity Date Extension Conditions, the period (a) beginning on (i) the Initial Maturity Date or (ii) if elected by Buyer, the occurrence of any Corporate Transaction, and (b) terminating on the earliest to occur of (i) the Maturity Date (as extended pursuant to Section 3(k) hereof), (ii) the Accelerated Repurchase Date, and (iii) the Clean-up Call Repurchase Date; provided however that solely with respect to the occurrence of any Corporate Transaction, the Amortization Period shall terminate on the later to occur of (x) the Initial Maturity Date or (y) the last day of the twelfth (12th) month from the commencement of the Amortization Period.

“Annual Asset Fee” shall have the meaning specified in the Fee Letter.

“Annual Fee Payment Date” shall mean an annually recurring date corresponding to each anniversary of the Closing Date, beginning with the first (1st) anniversary of the Closing Date and including each anniversary date thereafter, including the Maturity Date.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Seller Party is located or doing business.

“Anti-Money Laundering Laws” shall mean applicable law in any jurisdiction in which any Seller Party is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

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“Asset Information” shall mean, with respect to any Purchased Asset, the information specified in Exhibit VI attached hereto to the extent applicable to such Purchased Asset.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Asset” shall mean a whole Mortgage Loan, controlling pari passu Participation Interest or other senior interest in a Mortgage Loan, together with junior participations, second mortgages, junior liens and Mezzanine Loans, so long as the accompanying senior loan is also a Purchased Asset.

“Assignment of Sale and Contribution Agreement” shall mean the Assignment of Sale and Contribution Agreement, dated as of the date hereof between Mortgage Loan Seller as assignor and Buyer as assignee and secured party.

“Bail-In Action” shall have the meaning specified in Section 32(b).

“Bail-In Legislation” shall have the meaning specified in Section 32(b).

“Bailee” shall mean an Acceptable Attorney or a title company acceptable to Buyer in its sole discretion that has executed and delivered in favor of Bailee Letter to Buyer.

“Bailee Letter” shall mean a letter substantially in the form of Exhibit XI hereto (or such other form as may be reasonably acceptable to Buyer).

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as amended from time to time.

“Benchmark” shall mean, initially, Term SOFR; provided, that (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement and (ii) if Term SOFR or any other Benchmark determined under this Agreement shall ever be less than the Floor, then Term SOFR or such other Benchmark shall be deemed to be the Floor.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1) Compounded SOFR,

(2) the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment,

(3) the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment, or

-4- (SAN/Fortress)

(4) The sum of (a) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark giving due consideration to the then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate CMBS loans at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clause (1) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion, and provided further in all cases that in no event shall the Benchmark Replacement for any Pricing Rate Period be deemed to be less than zero.

“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to the then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate CMBS loans at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Determination Date”, the definition of “Pricing Rate Period,” the definition of “Reference Time,” the timing and frequency of determining rates and the timing (but not the frequency) of making payments of interest, and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice for repurchase facilities or similar structured finance arrangements (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” shall mean:

-5- (SAN/Fortress)

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date shall be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Replacement Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to a Benchmark Replacement.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Benchmark Transition Notice” shall have the meaning specified in Section 6(b)(iii).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

-6- (SAN/Fortress)

“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Breakage Costs” shall have the meaning specified in Section 26(b).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or in the state where the corporate trust office of Custodian is located, or (iii) any day on which the New York Stock Exchange is closed.

“Business Plan” shall mean, with respect to any Transitional Loan, the business plan submitted by Dwight Seller or Toro Seller and approved in writing by Buyer.

“Buyer” shall have the meaning specified in the introductory paragraph hereof.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean, with respect to any Person, obligations of such Person to pay rent or other amounts under a lease of a property that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cause” shall have the meaning specified in Section 13(a)(xiii).

“Change of Control” shall mean the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock having aggregate voting powers of 51% or more of all the voting powers of all Capital Stock of Guarantor, entitled to vote generally in the election of directors, members or partners,

(b) Guarantor shall cease to own and Control, of record and beneficially, directly or indirectly 100% of each class of outstanding Capital Stock of Pledgor, or any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than Guarantor shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of any Capital Stock of Pledgor,

-7- (SAN/Fortress)

(c) Pledgor shall cease to own and Control, of record and beneficially, directly 100% of each class of outstanding Capital Stock of Dwight Seller or Toro Seller, or any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) other than Pledgor shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of any Capital Stock of Dwight Seller or Toro Seller,

(d) any Person that is not an Affiliate of Fortress shall cease to own or Control, directly or indirectly, the Manager (or an Affiliate of Manager that acts as investment advisor of Guarantor), or

(e) Manager or an Affiliate of Manager shall cease for any reason to act as investment advisor of Guarantor.

“Clean-up Call” shall have the meaning specified in Section 3(k)(ii)(C).

“Clean-up Call Repurchase Date” shall have the meaning specified in Section 3(k)(ii)(C).

“Closing Date” shall mean April 8, 2026.

“Collateral” shall have the meaning specified in Section 7(a).

“Collection Account” shall have the meaning specified in Section 5(c).

“Committed Future Fundings” shall have the meaning set forth in the Fee Letter.

“Compounded SOFR” shall mean the compounded average of SOFR for a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in advance or in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Rate Period) being established by Buyer in accordance with:

(a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that,

(b) if, and to the extent that, Buyer determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate, that Buyer determines are substantially consistent with at least two currently outstanding U.S. dollar-denominated repurchase facilities or similar structured finance arrangements at such time (as a result of amendment or as originally executed);

provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) is not administratively feasible for Buyer, then Compounded SOFR shall be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

-8- (SAN/Fortress)

“Confidential Information” shall have the meaning specified in Section 12(q).

“Confirmation” shall have the meaning specified in Section 3(c)(ix).

“Control” shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corporate Transaction” shall mean, with respect to Fortress, (a) a merger, consolidation, reorganization, combination, sale or other transfer of all or substantially all of the assets of Fortress, or any other corporate transaction and (b) immediately after the consummation of any event described in clause (a), more than 50% of the combined voting power of the Capital Stock of the continuing or surviving entity is held by Persons who held no more than 50% of the combined voting power of such Capital Stock immediately prior to such event; provided however that if the Persons described in clause (b) were Similarly Situated Customers, no such “Corporate Transaction” shall be deemed to have occurred.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Credit Event” shall have the meaning specified in the Fee Letter.

“Custodial Agreement” shall mean the Custodial Agreement, dated on or about the Closing Date, by and among Custodian, Sellers and Buyer, as the same may be amended, restated, supplemented and as otherwise modified and in effect from time to time.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean U.S. Bank National Association, or any successor custodian appointed by Buyer in its sole discretion and, so long as no Event of Default has occurred and is continuing, with the consent of Sellers.

“Debt Yield” shall have the meaning specified in the Fee Letter.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Defaulted Asset” shall mean any Purchased Asset and, in the case of any Purchased Asset that is a Senior Interest or Subordinate Interest, the related Mortgage Loan or the related Mezzanine Loan, as applicable, where (a) any payment of principal, interest, fees, or other amounts payable under the terms of the related Mortgage Loan Documents is delinquent by (x) one (1) day or more, in the case of payments due at maturity or (y) thirty (30) days or more, in the

-9- (SAN/Fortress)

case of any other payment, (b) an Act of Insolvency occurs with respect to any co-participant (or any other Person) that acts as administrative agent or paying agent in respect to such Purchased Asset or any related Mortgaged Property that is pari passu with, or senior to, the right of payment or priority with the rights of Buyer in such Purchased Asset, (c) any of the Purchased Asset Representations with respect to such Purchased Asset are untrue or incorrect (excluding any breach of any Purchased Asset Representation that is subject to a prior written waiver from Buyer with respect to (i) any Requested Exceptions Report or (ii) any breach of an MTM Representation), (d) a non‑monetary default under the related Purchased Asset Documents has occurred and is continuing beyond any applicable notice or cure period under the Purchased Asset Documents, (e) any Act of Insolvency has occurred with respect to the related Underlying Obligor or any Person having an interest in any Purchased Asset or any related Mortgaged Property that is pari passu with, or senior to, the right of payment or priority of Buyer with respect thereto, (f) [intentionally omitted], or (g) for which Dwight Seller, Toro Seller or Servicer has received notice of the foreclosure of any Lien on the related Mortgaged Property or Dwight Seller, Toro Seller or Servicer elects not to commence judicial foreclosure proceedings and either: (i) makes a written offer to the related Underlying Obligor to take legal title of the Mortgaged Property by deed in lieu of foreclosure; or (ii) receives a written offer from the Underlying Obligor to convey legal title to the Mortgaged Property by deed in lieu of foreclosure; provided that any Senior Interest or Subordinate Interest, in addition to the foregoing, will also be considered a Defaulted Asset to the extent that the related Mortgage Loan or the related Mezzanine Loan, as applicable, would be considered a Defaulted Asset pursuant to this definition.

“Deferred Consideration” shall have the meaning specified in the Sale and Contribution Agreement.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18‑101 et seq., as amended.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18‑217 of the Delaware LLC Act.

“Division” shall mean the division of a limited liability company into two or more domestic limited liability companies pursuant to and in accordance with Section 18‑217 of the Delaware LLC Act.

“Division LLC” shall mean a surviving company, if any, and each resulting company, in each case that is the result of a Division.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Package” shall have the meaning specified in Exhibit VII of this Agreement.

“Dwight Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Early Repurchase Date” shall have the meaning specified in Section 3(d).

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“EEA Financial Institution” shall have the meaning specified in Section 32(b).

“EEA Member Country” shall have the meaning specified in Section 32(b).

“EEA Resolution Authority” shall have the meaning specified in Section 32(b).

“Eligibility Criteria” shall have the meaning specified in the Fee Letter.

“Eligible Asset” shall mean any performing Asset which, in each case:

(i) is approved by Buyer in its sole discretion as of the applicable Purchase Date;

(ii) satisfies the underwriting guidelines of either Dwight Seller or Toro Seller, as applicable, as of the applicable Purchase Date;

(iii) satisfies the criteria in the definition of Eligibility Criteria, applicable to such Asset, as determined by Buyer in its sole discretion;

(iv) conforms with the applicable Purchased Asset Representations in all respects (excluding any breach of any Purchased Asset Representation that is subject to a prior written waiver from Buyer with respect to (x) any Requested Exceptions Report or (y) any breach of an MTM Representation);

(v) is not a Defaulted Asset;

(vi) accrues interest at a floating rate based on Term SOFR, Compounded SOFR (including “SOFR Average”) or a substitute rate acceptable to Buyer in its sole discretion;

(vii) has an interest rate cap in place that is acceptable to Buyer in its sole discretion as of the applicable Purchase Date;

(viii) is originated or acquired by the Mortgage Loan Seller and is sold to Dwight Seller or Toro Seller pursuant to the Sale and Contribution Agreement;

(ix) has an underlying borrower/obligor that is a bankruptcy remote special purpose entity;

(x) is secured by a first Lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type;

(xi) is not a mortgage-backed security;

(xii) has a maximum tenor of five (5) years, including all extensions available under the Purchased Asset Documents;

(xiii) has an applicable Qualified Appraisal that is (A) dated within three hundred-sixty five (365) days of the related Purchase Date or (B) acceptable to Buyer in its sole discretion; and

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(xiv) as to which, in the case of any Subordinate Interest, the Mortgage Loan or Senior Interest to which such Subordinate Interest relates is also a Purchased Asset;

provided that land loans and construction loans shall not be Eligible Assets, and provided further that any Mortgage Loan, Senior Interest, or Subordinate Interest with respect to which Dwight Seller or Toro Seller or any of its respective Affiliates owns, directly or indirectly, any related preferred equity or other Equity Interest in the related Underlying Obligor or any of its Affiliates, shall not be an Eligible Asset, in each case, unless otherwise approved in writing by Buyer in its sole discretion (and subject to the terms of such approval, if any).

“Eligible Property Types” shall mean office, retail, industrial, self-storage, hospitality, multi-family (including manufactured housing communities, student housing and senior living facilities), or properties made up of any combination of the foregoing but excluding any construction or Mortgaged Property without improvements. The Eligible Property Type criteria set forth herein may be revised by Buyer in its sole discretion with respect to any new Eligible Assets proposed to be purchased by Buyer under this Agreement.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

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“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which a Seller Party is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which a Seller Party is a member.

“EU Bail-In Legislation Schedule” shall have the meaning specified in Section 32(b).

“EU Securitization Regulation Agreement” shall mean that certain EU Securitization Regulation Agreement, dated as of April 8, 2026, among Retention Holder, Mortgage Loan Seller, Sellers and Buyer (as amended, restated, supplemented, or otherwise modified and in effect from time to time).

“Event of Default” shall have the meaning specified in Section 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions or Repurchase Obligations located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Repurchase Obligations or any Transaction Document pursuant to a law in effect on the date on which such Buyer (i) acquires such interest in the Repurchase Obligations or Transaction Documents or (ii) changes the office from which it books the Transactions or Repurchase Obligations, except in each case to the extent that, pursuant to Section 30 of this Agreement, amounts with respect to such Taxes were payable either to such Buyer’s assignor immediately before such Buyer became a party hereto or to such Buyer immediately before it changed the office from which it books the Transactions or Repurchase Obligations, (c) Taxes attributable to Buyer’s failure to comply with Section 30 of this Agreement, and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Facility Limit” shall mean $350,000,000.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant thereto (including pursuant to Section 1471(b)(1) of the Internal Revenue Code), including any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties or conventions among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

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“FDIA” shall have the meaning specified in Section 22(c).

“FDICIA” shall have the meaning specified in Section 22(d).

“Fee Letter” shall mean the Fee and Pricing Letter among Sellers and Buyer dated as of the Closing Date, or any successor agreement thereto approved by Buyer in its sole discretion, as may be amended from time to time in accordance therewith.

“Filings” shall have the meaning specified in Section 7(b).

“Final Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Financial Statements” shall mean (a) the audited consolidated balance sheets and the related consolidated statements of income, retained earnings and cash flows for Guarantor for the applicable fiscal year, setting forth in each case in comparative form the figures for the previous year and (b) the management certified consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows for Guarantor for the applicable quarterly period(s).

“Floor” shall mean, with respect to each Purchased Asset, an annual rate equal to the greatest of (i) the product of (x) the minimum interest rate or floor, if any, set forth in the related Purchased Asset Documents, multiplied by (y) the applicable Advance Rate, (ii) the Floor specified in the related Confirmation, and (iii) zero percent (0%).

“Fortress” shall mean Fortress Investment Group LLC, or any successor or assign thereto.

“Fortress Funds” shall mean, individually and collectively, as the context may require, Guarantor and any other funds, managed accounts or other Persons managed directly or indirectly by Fortress, or any combination of the foregoing.

“Funding Fee” shall have the meaning specified in the Fee Letter.

“Funding Fee Payment Date” shall mean each third Remittance Date starting with the Remittance Date occurring in June 2026, and including the Remittance Date occurring in each June, September, December and March thereafter until the Maturity Date, which Maturity Date shall also be deemed to be a Funding Fee Payment Date.

“Future Funding” shall mean any Transaction approved by Buyer pursuant to Section 3(g).

“Future Funding Amount” shall mean, with respect to any Purchased Asset for which a Future Funding has been requested by Dwight Seller or Toro Seller and approved by Buyer pursuant to Section 3(g), the amount funded by Buyer in connection with such Future Funding.

“Future Funding Commitment” shall have the meaning specified in the Fee Letter.

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“Future Funding Date” shall mean, with respect to any Eligible Asset, the date on which Buyer advances any portion of the Future Funding Amount related to such Eligible Asset.

“Future Funding Purchased Asset” shall mean any Purchased Asset approved by Buyer, in its sole discretion, with respect to which less than the full principal amount of the related Mortgage Loan is funded at origination and Dwight Seller or Toro Seller, as applicable, is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Underlying Obligor. For the avoidance of doubt, Buyer shall be under no obligation to agree to make any additional advances to such Seller under any Future Funding Purchased Asset.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GLB Act” shall have the meaning specified in Section 12(q).

“Governing Documents” shall mean, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority” shall mean any national or federal government, any state, regional, local, county, municipality or other political subdivision thereof with jurisdiction or any governmental body, agency, authority, department or commission or other Person (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) over any Seller Party or Buyer, as applicable.

“Guarantor” shall mean Fortress Credit Realty Income Trust, a Maryland statutory trust.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Buyer, in form and substance acceptable to Buyer in its sole discretion, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement approved by Buyer.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset other than (i) escrow or reserve amounts held pursuant to the terms of the related Purchased Asset Documents unless and until released to Dwight Seller or Toro Seller in accordance with the terms thereof, and (ii) base servicing fees permitted to be retained by the related Servicer pursuant to each of the Servicing Agreements and the Servicer Notice, and (b) all net sale proceeds received by Dwight Seller or Toro Seller or any Affiliate of such Seller in connection with a sale or liquidation of such Purchased Asset; provided, that “Income” from Senior Interests and Subordinate Interests shall include, without limitation, such Seller’s share of all amounts payable in respect of each such Senior Interest and Subordinate

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Interest and the related Mortgage Loan or the related Mezzanine Loan, as applicable, pursuant to the related Purchased Asset Documents.

“Indebtedness” shall mean, for any Person, (a) all obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (h) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (i) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person, (j) Indebtedness of general partnerships of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (k) Capitalized Lease Obligations of such Person; and (l) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement, (m) all Indebtedness of others guaranteed by such Person, and (n) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Section 26(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Dwight Seller or Toro Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, or Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally

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recognized company approved by Buyer, in each case that is not an Affiliate of Dwight Seller or Toro Seller or Pledgor and that provides professional independent directors, independent managers and/or other corporate services in the ordinary course of its business, and which individual is duly appointed as Independent Director or Independent Manager of Dwight Seller or Toro Seller or Pledgor, as applicable, and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a) a member, partner, equity holder, manager, director, officer or employee of Dwight Seller, Toro Seller, Pledgor or any of their respective equity holders or Affiliates (other than as an Independent Director or Independent Manager of Dwight Seller, Toro Seller or Pledgor or an Affiliate of Dwight Seller, Toro Seller or Pledgor that does not own a direct or indirect ownership interest in such Seller or Pledgor and that is required by a creditor to be a single purpose bankruptcy remote entity, provided however that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);

(b) a customer, creditor, supplier or service provider (including a provider of professional services) to Dwight Seller, Toro Seller, Pledgor or any of their respective equity holders or Affiliates (other than through a nationally‑recognized company that provides professional Independent Directors, Independent Managers and/or other corporate services to Dwight Seller, Toro Seller, Pledgor or any of their respective equity holders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person who controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).

An individual who otherwise satisfies the preceding definition and satisfies subparagraph (a) by reason of being the Independent Director or Independent Manager of a single purpose bankruptcy remote entity affiliated with Dwight Seller, Toro Seller or Pledgor that does not own a direct or indirect ownership interest in such Seller or Pledgor shall be qualified to serve as an Independent Director or Independent Manager of such Seller or Pledgor if the fees that such individual earns from serving as Independent Director or Independent Manager of Affiliates of such Seller or Pledgor in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Initial Look-Through LTV” shall mean, with respect to any Purchased Asset, the Look-Through LTV determined with respect to such Purchased Asset as of the Purchase Date therefor and specified as the Initial Look-Through LTV in the related Confirmation; provided, that in no event shall the Initial Look-Through LTV breach the Look-Through LTV Requirement.

“Initial Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Insolvency Law” shall mean any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors.

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“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.

“Junior Interest” shall mean (a) A junior Participation Interest, or (b) a “B-note” in an “A/B structure” (or a more subordinate note in an “A/B/C”, “A/B/C/D” or similar structure) in a performing commercial real estate loan, each as determined by Buyer; provided, however, that notwithstanding anything to the contrary contained herein, any junior participation interest or “B-note” (or more subordinate note) as to which each of the related senior participation interests or senior notes, as applicable, are Purchased Assets hereunder shall not be “Junior Interests” for any purposes under this Agreement, the Fee Letter or any of the other Transaction Documents (and instead such junior interest(s) and senior interest(s) shall be collectively treated as a Mortgage Loan for all purposes hereunder and thereunder).

“Junior Interest Documents” shall mean, for any Junior Interest, the Junior Interest Note together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Junior Interest, and the Mortgage Loan Documents for the related Mortgage Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Junior Interest Note” shall mean (a) If the Junior Interest is evidenced by a promissory note, the related original Mortgage Note or (b) if the Junior Interest is a participation, the related original participation certificate.

“Lien” shall mean any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, filing of any financing statement under the UCC or any similar filing under comparable laws of any other jurisdiction, or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having

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substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Loan Servicer” shall mean Alter Domus (US) LLC, Trimont LLC, or any other primary servicer approved by Buyer, in each case in Buyer’s sole discretion as servicer of the Purchased Assets.

“Loan Servicing Agreement” shall mean (a) the Master Administrative Services Agreement between Toro Seller and Alter Domus (US) LLC as Loan Servicer dated as of April 8, 2026; (b) the Master Administrative Services Agreement between Dwight Seller and Alter Domus (US) LLC as Loan Servicer dated as of April 8, 2026; and (c) if any other Loan Servicer is approved by Buyer in its sole discretion, any servicing agreement with such other Loan Servicer in respect of the Purchased Assets, which agreement is approved by Buyer in its sole discretion, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Look-Through LTV” shall mean, with respect to any Purchased Asset, the ratio, expressed as a percentage, of (a) the then current Purchase Price of such Purchased Asset to (b) the market value of the related Mortgaged Property, determined on an “as-is” basis as of such date of determination by Buyer in its sole discretion.

“Look-Through LTV Requirement” shall have the meaning specified in the Fee Letter.

“LTV” shall mean, with respect to any Purchased Asset, the ratio (expressed as a percentage) of (a) the unpaid principal balance of the related Mortgage Loan to (b) the market value of the related Mortgaged Property, determined on an “as-is” basis as of such date of determination by Buyer in its sole discretion.

“Manager” shall mean FCR Advisors LLC, a Delaware limited liability company.

“Mandatory Early Repurchase Deadline” shall have the meaning specified in the Fee Letter.

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset (a) such Purchased Asset is subject to a material breach of any Purchased Asset Representation (excluding any breach of any Purchased Asset Representation that is subject to a prior written waiver from Buyer with respect to (i) any Requested Exceptions Report or (ii) any breach of an MTM Representation) without giving effect to any materiality, material adverse effect, or like or similar qualifiers set forth in such representations and warranties, as determined by Buyer in its sole discretion, (b) in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of this Agreement and the Custodial Agreement, (c) such Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to Dwight Seller or Toro Seller for a period in excess of the time period permitted under the Custodial Agreement, (d) such Purchased Asset is determined by Buyer, in its sole discretion, to be a Defaulted Asset, (e) with respect to which there has been a Material Modification, as determined by Buyer in its sole discretion, to which Buyer has not consented in writing, or (f) any other event or condition designated as a Mandatory Early Repurchase Event in the applicable Confirmation for such Purchased Asset.

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“Margin Amount” shall mean, with respect to any Purchased Asset on any date of determination, the applicable Advance Rate for such Purchased Asset multiplied by the Market Value of such Purchased Asset as of such date of determination.

“Margin Deadline” shall have the meaning specified in the Fee Letter.

“Margin Deficit” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Deficit Notice” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Excess” shall mean, for any Purchased Asset, as of the applicable date of determination, the excess, if any, of (a) the Buyer’s Margin Amount for such Purchased Asset on such date of determination over (b) the outstanding Purchase Price of such Purchased Asset on such date of determination.

“Margin Excess Requirements” shall mean requirements that will be satisfied as of any date of determination if Buyer has determined in its sole good faith discretion that: (a) no monetary, material non-monetary Default, Event of Default, or Margin Deficit (except as such Margin Deficit would be cured in its entirety by the application of such Margin Excess and other amounts in accordance with Section 4(a)) has occurred and is continuing, or will result from any proposed application of Margin Excess, (b) each Seller and Guarantor has satisfied all conditions that are otherwise applicable to prospective Transactions under this Agreement, (c) Guarantor is in full compliance with all of the financial covenants and all of the other obligations of Guarantor, and (d) the request for Margin Excess will not cause the outstanding Purchase Price of the related Purchased Asset, after giving effect to such request for Margin Excess, to exceed the Purchase Price for such Purchased Asset.

“Margin Threshold” shall have the meaning specified in the Fee Letter.

“Market Disruption Event” shall mean an event which results in (i) the effective absence of, or a material adverse change in, the market for repurchase facilities or other related lending facilities for purchasing (subject to repurchase) or otherwise financing debt obligations secured by commercial mortgage loans or securities, which event, in each case, affects such markets generally, (ii) Buyer’s not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events, and (iii) Buyer not actively participating in the business of entering into new facilities for the financing of commercial mortgage loans through the repurchase facility market or related lending market with similarly situated counterparties to Sellers. Any determination that a Market Disruption Event has occurred shall be made by Buyer in its sole discretion.

“Market Value” shall mean, with respect to any Purchased Asset, as of any relevant date, the market value of such Purchased Asset, as determined by Buyer in its sole discretion, which market value shall in no event be greater than the lower of (i) the market value of such Purchased Asset as of the Purchase Date and (ii) the Principal Balance of such Purchased Asset as

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of such date of determination. The Market Value shall be deemed to be zero with respect to each Purchased Asset with respect to which a Mandatory Early Repurchase Event has occurred.

“Material Action” shall have the meaning specified in Section 13(a)(xiii).

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets or operations of the Seller Parties, taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents, or (e) the timely payment of any amounts payable under the Transaction Documents.

“Material Modification” shall mean any extension, waiver, termination, rescission, cancellation, forbearance, release or any other material modification or amendment to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of, any Purchased Asset or any related Purchased Asset Document, in each case, which has the effect of, (i) any increase or decrease in principal amount with respect to any Purchased Asset (other than Principal Payments and Future Fundings required under the express terms of the Purchased Asset Documents), (ii) any modification, consent to a modification or waiver of any monetary term or any material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset, (iii) any extension of the maturity date of any Purchased Asset (except pursuant to the express terms of the Purchased Asset Documents where there is no lender discretion), (iv) any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset or any consent to either of the foregoing, other than as required pursuant to the express terms of the related Purchased Asset Documents and for which there is no lender discretion, (v) any waiver of a “due-on-sale” or “due-on encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in any Underlying Obligor or consent to the incurrence of any additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents, (vi) any acceptance of an assumption agreement releasing a any underlying borrower from all or a portion of liability under a Purchased Asset other than pursuant to the express terms of such Purchased Asset for which there is no lender discretion, and (vii) any change of a Business Plan with respect to any Purchased Asset; provided that any such change (A) shall include items such as the decision by a Mortgagor (that originally intended to lease out a multifamily property) to sell off individual units at such property as condominiums and (B) shall exclude items such as the lowering of asking rents by a Mortgagor in the ordinary course of business. Notwithstanding the foregoing, (x) amendments and modifications of a purely administrative and ministerial nature, and (y) modifications for which no lender consent is permitted or required pursuant to the terms of the Purchased Asset Documents which, in each case, have been delivered by Dwight Seller or Toro Seller to Buyer in accordance with Section 12(c) of this Agreement, are specifically excluded from the scope of the definition of Material Modification and the foregoing restrictions.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, or

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pollutants and contaminants defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean April 8, 2029, or the immediately succeeding Business Day, if such date shall not be a Business Day (the “Initial Maturity Date”), or such later date as may be in effect pursuant to Section 3(k) hereof, subject to the proviso to the definition of “Amortization Period”. For the sake of clarity, the Maturity Date shall not be extended to any date beyond April 8, 2030, or the immediately succeeding Business Day, if such date shall not be a Business Day (the “Final Maturity Date”).

“Maturity Date Extension Conditions” shall have the meaning specified in Section 3(k).

“Maximum Advance Rate” shall have the meaning specified in the Fee Letter.

“Mezzanine Loan” shall mean a performing mezzanine loan secured by pledges of 100% of the Equity Interests of the Mortgagor or an Affiliate of the Mortgagor under the related Mortgage Loan.

“Mezzanine Loan Documents” shall mean, with respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan and the Mortgage Loan Documents for the related Mortgage Loan including, without limitation, each original certificate representing the related Equity Interests and all documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Mezzanine Participation Certificate” shall mean the original executed participation certificate (if any) that evidences a Mezzanine Participation Interest.

“Mezzanine Participation Documents” shall mean, for any Mezzanine Participation Interest, the Mezzanine Participation Certificate, if any, together with any participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Mezzanine Participation Interest, and the Mezzanine Loan Documents for the related Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Participation Interest” shall mean a senior participation interest in a performing Mezzanine Loan.

“Monthly Report” shall mean, for each calendar month during which this Agreement shall be in effect, with respect to each Purchased Asset, a written report describing (i) any developments or events with respect to such Purchased Asset since the prior Monthly Report that are reasonably likely to have a Material Adverse Effect, (ii) any defaults or events of default, (iii) any and all written modifications to any Purchased Asset Documents since the prior Monthly

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Report, (iv) loan status, collection performance and any delinquency and loss experience with respect to each Purchased Asset, (v) any update as to the expected disposition or sale of the Purchased Assets, and (vi) notice of any known material litigation or regulatory actions filed in respect of any Purchased Asset.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in (i) fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more Eligible Property Types.

“Mortgage Loan Documents” shall mean, with respect to any Mortgage Loan, those documents executed in connection with and/or evidencing or governing such Mortgage Loan, including, without limitation, those that are required to be delivered to Custodian under the Custodial Agreement.

“Mortgage Loan Seller” shall mean FCR CRE Toro Facility Holdco LLC, a Delaware limited liability company.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan; (b) a Participation Interest, the mortgaged property, directly or indirectly, securing the Mortgage Loan in which such Participation Interest represents a participation, as applicable, and (c) a Mezzanine Loan or a Mezzanine Participation Interest, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral owned by the Person (or Affiliate of such Person) the equity of which is pledged as collateral for such Mezzanine Loan or, in the case of a Mezzanine Participation Interest, the related Mezzanine Loan.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“MTM Representation” shall mean the representations and warranties set forth in the following paragraphs of Exhibit V, including any such representation and warranty that is incorporated by reference and made pursuant to Section 4, 5 or 6 of Exhibit V: Section 2(m), Section 2(n), Section 2(o), Section 2(s), Section 2(z), Section 2(cc), Section 2(ii), Section 2(jj), Section 2(kk), Section 5(g), Section 5(i), Section 6(r), Section 7(g) and Section 7(i) of Exhibit V.

“Notice to Underlying Obligor” shall mean a notice, substantially in the form of Exhibit XII to this Agreement, which, following the occurrence and during the continuance of an Event of Default, Buyer may send or cause to be sent to each Underlying Obligor of a Purchased Asset subject to a Transaction.

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“Onboarding Fee” shall have the meaning specified in the Fee Letter.

“Other Connection Taxes” shall mean, with respect to any Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising as a result of Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under any Transaction Document).

“Other Taxes” shall mean, with respect to any Buyer, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, a Transaction Document, except any such Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Transaction Documents.

“Participant Register” shall have the meaning specified in Section 19(e).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a performing participation interest in a performing Mortgage Loan evidenced by a Participation Certificate.

“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Paying Seller” shall have the meaning specified in Section 29(j).

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV or Section 302 of ERISA or Section 412 of the Internal Revenue Code.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Closing Date, by Pledgor in favor of Buyer, in form and substance acceptable to Buyer in its sole discretion (as amended, restated, supplemented, or otherwise modified and in effect from time to time).

“Pledged Collateral” shall have the meaning specified in the Pledge Agreement.

“Pledgor” shall mean FCR CRE Toro Facility Pledgor LLC, a Delaware limited liability company.

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“Previously Owned Assets” shall mean, with respect to Dwight Seller, any Asset, or other loan beneficially owned by Dwight Seller and/or financed by, sold, pledged, transferred or otherwise conveyed in exchange for advances of funds prior to the Closing Date, and, on or prior to the Closing Date, has been repaid by or otherwise returned or released to Dwight Seller free and clear of all Liens and adverse claims with any and all security interests granted pursuant thereto released as of the date hereof.

“Price Differential” shall mean, with respect to any Purchased Asset and any Pricing Rate Period, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a three-hundred-sixty (360) day year and the actual number of days during the applicable Pricing Rate Period.

“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction:

(a) an annual rate equal to the sum of (i) the Benchmark (subject to the Floor) and (ii) the relevant Pricing Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset; and

(b) during the continuance of an Event of Default, the amount specified in clause (a) plus an additional four percent (4%).

The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Section 6) or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period, (1) if the Benchmark is Term SOFR, the second (2nd) U.S. Government Securities Business Day preceding the first (1st) day of such Pricing Rate Period and (2) if the Benchmark is not Term SOFR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided however that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or, if the Purchased Asset relating to such Transaction is not repurchased on the Repurchase Date therefor, such later date on which the Purchased Asset is actually repurchased).

“Pricing Spread” shall have the meaning specified in the Fee Letter.

“Principal Balance” shall mean, as of any date of determination, the lesser of (i) the then current outstanding principal balance of a Purchased Asset and (ii) the purchase price paid or to be paid by Dwight Seller or Toro Seller or an Affiliate thereof for such Purchased Asset less all Principal Payments received thereon.

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“Principal Payment” shall mean, for any Purchased Asset, any amount applied to reduce the principal or other invested amount of such Purchased Asset, including, without limitation, (i) a scheduled principal payment or any principal prepayment, (ii) net insurance or net condemnation proceeds, to the extent received and applied to reduce the principal amount of the related Purchased Asset, or (iii) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset to the extent applied to reduce the principal amount of the related Purchased Asset.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Prohibited Person” shall mean (i) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Assets Control (“OFAC”), (ii) any foreign shell bank, and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Transferee” shall have the meaning specified in the Fee Letter.

“Purchase Agreement” shall mean any purchase agreement between Mortgage Loan Seller and any Transferor pursuant to which Mortgage Loan Seller (or an Affiliate) purchased or acquired a Purchased Asset which is subsequently sold to Dwight Seller or Toro Seller under the Sale and Contribution Agreement.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Dwight Seller or Toro Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Dwight Seller or Toro Seller to Buyer on the applicable Purchase Date (which price shall be an amount equal to the product of the Advance Rate multiplied by the Market Value determined by Buyer as of such Purchase Date, or such lesser price as Buyer may determine necessary to satisfy the Look-Through LTV Requirement), as such price may be (a) decreased by (i) the portion of any Principal Payments on such Purchased Asset that are applied pursuant to Section 5 to reduce the Purchase Price for such Purchased Asset, (ii) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Section 4(a) on account of the delivery of a Margin Deficit Notice, and (iii) any other amounts applied hereunder to reduce the Purchase Price for the Purchased Asset, and (b) increased by (i) any Future Funding Amounts funded by Buyer pursuant to Section 3(g), (ii) any amount of Margin Excess transferred to such Seller by Buyer pursuant to Section 4(d), and (iii) any other amounts advanced or otherwise applied under this Agreement or any other Transaction Document to increase the Purchase Price for the Purchased Asset.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Dwight Seller or Toro Seller to Buyer in such Transaction and (b) with respect to

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the Transactions in general, all Eligible Assets sold by Dwight Seller or Toro Seller to Buyer (other than Purchased Assets that have been repurchased by such Seller). A Purchased Asset that is repurchased by Dwight Seller or Toro Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, individually or collectively, as the context may require, the related Mortgage Loan Documents, Senior Interest Documents, Junior Interest Documents, Mezzanine Loan Documents and/or Mezzanine Participation Documents, including, without limitation, with respect to any Purchased Asset, all documents comprising the related Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean, with respect to any Purchased Asset, the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian or a Bailee) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Asset Representations” shall mean, with respect to any Purchased Asset or prospective Purchased Asset, the representations and warranties set forth in Exhibit V attached hereto, plus any representations and warranties applicable to such Purchased Asset as set forth on Schedule 2 to the Confirmation for such Purchased Asset, in each case, as modified by any Requested Exceptions Report approved by Buyer in its sole discretion and set forth on Schedule 3 to the related Confirmation.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information relating to such Purchased Asset, which schedule shall be substantially similar to Schedule 1 attached to the Form of Confirmation Statement attached hereto as Exhibit II.

“Qualified Appraisal” shall mean an appraisal of the related Mortgaged Property prepared and signed by a licensed or certified appraiser who was not selected by the obligor under the Mortgage Loan and who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was and is not affected by the approval or disapproval of the Mortgage Loan; provided further that such appraisal and appraiser both satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, and (ii) the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989 (including its implementing regulations and guidelines), in either case as in effect on the date such Mortgage Loan was originated.

“Reference Time” shall mean, with respect to any Pricing Rate Period, (x) if the Benchmark is Term SOFR, 11:00 a.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day preceding the first (1st) day of such Pricing Rate Period, and (y) if the Benchmark is not Term SOFR, the date and time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Register” shall have the meaning specified in Section 19(c).

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“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Buyer).

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed by Sellers and Buyer.

“Repurchase Date” shall mean the date on which Dwight Seller or Toro Seller is to repurchase any or all Purchased Assets subject to a Transaction from Buyer or the date on which a Purchased Asset shall no longer be subject to a Transaction, which shall be the earliest of (i) the Maturity Date (as extended pursuant to Section 3(k), if applicable, subject to the proviso to the definition of “Amortization Period”), (ii) upon notice of a Clean-up Call, the Clean-up Call Repurchase Date, (iii) the Accelerated Repurchase Date, (iv) the date set forth in the applicable Confirmation, (v) upon the occurrence of any Mandatory Early Repurchase Event, the Mandatory Early Repurchase Deadline, or (vi) the date that is two (2) Business Days prior to the maturity date of such Purchased Assets or, in the case of a Participation Interest, the maturity date of the underlying Mortgage Loan (subject to extension, if applicable, in accordance with the related Mortgage Loan Documents); provided, that, solely with respect to clause (vi), the settlement with respect to such Repurchase Date and Purchased Asset shall occur two (2) Business Days after such Repurchase Date.

“Repurchase Obligations” shall have the meaning assigned thereto in Section 7(a).

“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer to Dwight Seller or Toro Seller upon termination of a Transaction, which will be determined in each case (including in the case of Transactions terminable upon demand) as the sum, without duplication, of (i) the outstanding Purchase Price for the related Purchased Asset as of such date of determination, (ii) the accrued but unpaid Price Differential for the related Purchased Asset as of such date of determination, (iii) all accrued and unpaid out-of-pocket costs and expenses (including, without limitation, the fees and expenses of outside counsel) of Buyer relating to such Purchased Assets required to be paid by each Seller hereunder, (iv) the applicable Exit Fee due and payable in connection with the related repurchase and (v) any other fees, expenses, indemnities or other amounts due and payable to Buyer under this Agreement or any other Transaction Document, in each case, as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirements of Law” shall mean, with respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all laws as in effect on such date (whether or not in effect on the Closing Date), statutes, rules, regulations, treaties, codes, directives, policies, ordinances, permits, pollution and spill prevention plans, certificates, orders and licenses of and interpretations by any Governmental Authority (including

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Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, determinations, awards or orders of any court, arbitrator or other Governmental Authority.

“Resolution Authority” shall have the meaning specified in Section 32(b).

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory pursuant to such Person’s Governing Documents.

“Retention Holder” shall mean FCR CRE HOLDCO LLC, a Delaware limited liability company.

“Sale and Contribution Agreement” shall mean the Sale and Contribution Agreement, dated on or about the Closing Date, among Sellers, Pledgor and Mortgage Loan Seller and approved by Buyer, and any other sale and contribution agreement entered into by Sellers and a Mortgage Loan Seller and approved by Buyer in its commercially reasonable discretion, in each case, as the same may be amended, modified and/or restated from time to time.

“Sanction” or “Sanctions” shall mean individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Seller Party.

“Sanctioned Country” shall mean any country or territory that is the subject of Sanctions (including, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Entity” shall mean any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity, or that is located, organized or resident in a Sanctioned Country.

“SEC” shall have the meaning specified in Section 23(a).

“Seller” or “Sellers” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Certificate” shall have the meaning specified in the Custodial Agreement.

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“Seller Party” shall mean, collectively or individually, as the context may require, Sellers, Pledgor, Mortgage Loan Seller and Guarantor.

“Senior Interest” shall mean a senior or, if expressly authorized in writing by Buyer on or before the related Purchase Date, a controlling pari passu participation interest in a Mortgage Loan (i) that is evidenced by a Senior Interest Note, (ii) that represents an undivided participation interest in part of the underlying Mortgage Loan and its proceeds, (iii) that represents a pass through of a portion of the payments made on the underlying Mortgage Loan which lasts for the same length of time as such Mortgage Loan, and (iv) as to which there is no guaranty of payments to the holder of the Senior Interest Note or other form of credit support for such payments, or (b) an “A note” in an “A/B structure” in a Mortgage Loan; provided that, notwithstanding anything to the contrary contained herein, any senior participation interest or “A-note” as to which each of the related junior participation interests or junior notes, as applicable, are Purchased Assets hereunder shall not be “Senior Interests” for any purposes under this Agreement, the Fee Letter or any of the other Transaction Documents (and instead such junior interest(s) and senior interest(s) shall be collectively treated as a Mortgage Loan for all purposes hereunder and thereunder).

“Senior Interest Documents” shall mean for any Senior Interest, the Senior Interest Note, together with any co‑lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Senior Interest, and the Mortgage Loan Documents for the related Mortgage Loan, and including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Senior Interest Note” shall mean (a) the original executed promissory note, participation or other certificate or other tangible evidence of a Senior Interest, (b) the related original Mortgage Note (or, if the applicable Seller cannot obtain the original, then a certified copy thereof with a lost note affidavit signed by a senior officer of such Seller in such form as is acceptable to Buyer in its discretion), and (c) the related original participation and/or intercreditor agreement, as applicable (or, if such Seller cannot obtain the original, then a certified copy thereof).

“Servicer” shall mean any Loan Servicer and/or any subservicer approved by Buyer in its sole discretion, as applicable, or as the context may require.

“Servicer Account” shall mean a demand deposit account established with the applicable Servicer or with a bank for which the applicable Servicer is the bank’s customer and that is acceptable to Buyer in its sole discretion, established solely in connection with the Mortgage Loans or Participation Interests that are Purchased Assets subject to Transactions under this Agreement and which deposit account is in the name of the applicable Servicer, and which may be for the benefit of Sellers, and which shall, in any case, indicate in the name of such deposit account the security interest of Buyer therein.

“Servicer Notice” shall mean the agreement between Buyer, Sellers and Servicer, substantially in the form of Exhibit XIII to this Agreement, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall have the meaning specified in Section 28(a).

“Servicing Records” shall have the meaning specified in Section 28(f).

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“Servicing Rights” shall mean, with respect to any Purchased Asset, all right, title and interest of any Seller Party or any Affiliate of any Seller Party, or any other Person, in and to any and all of the following: (a) rights to administer, service and/or sub-service, possess related Servicing Records and/or collect and make all decisions with respect to, the Purchased Assets and/or any related Mortgage Loans, (b) amounts received by any Seller Party or any Affiliate of any Seller Party, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Mortgage Loans, (c) late fees, penalties or similar payments as compensation with respect to the Purchased Assets and/or any related Mortgage Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service the Purchased Assets (including, without limitation, all servicing agreements), together with all documents, files and records relating to the servicing and/or sub-servicing of the Purchased Assets and/or any related Mortgage Loans, and rights of any Seller Party or any Affiliate of any Seller Party, or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets and/or any related Mortgage Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Mortgage Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Mortgage Loans.

“Servicing Tape” shall have the meaning specified in Section 12(b)(ii)(B).

“Similarly Situated Customers” shall mean any Person that: (i) engages in commercial‑real‑estate activities materially similar to those of Fortress, including but not limited to acquisition, financing, development, leasing, management, or disposition of commercial real estate loans; (ii) maintains financial condition (e.g., balance‑sheet strength, liquidity ratios, debt‑to‑equity levels) and creditworthiness comparable to that of Fortress; (iii) is subject to underwriting standards, risk‑assessment criteria (e.g., counterparty risk (including any concentration limits related thereto), credit risk, bankruptcy risk, fraud risk or otherwise), and financing terms materially similar to the underwriting framework applied by Buyer to Fortress; and (iv) is in good standing with Buyer, including (1) all contractual obligations, payments, and regulatory requirements owed to Buyer are current and fully performed and (2) with respect to which no default, breach, enforcement action, regulatory investigation, pending, threatened or existing litigation, or other adverse event exists that could materially impair the relationship between such customer and the Buyer, in each case, as determined by Buyer in its sole discretion.

“SIPA” shall have the meaning specified in Section 23(a).

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Subordinate Interest” shall mean any Junior Interest, Mezzanine Loan or Mezzanine Participation Interest.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other

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persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean the Term SOFR Reference Rate for a tenor comparable to the related Pricing Rate Period on the applicable Pricing Rate Determination Date; provided, however, that if as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its sole discretion.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Third Party Participants” shall have the meaning specified in Section 12(r).

“Toro Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Transaction” shall mean a Transaction, as specified in Section 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, each Servicing Agreement, each Servicer Notice, the Account Control Agreement, the Pledge Agreement, the Sale and Contribution Agreement, the EU Securitization Regulation Agreement, the Assignment of Sale and Contribution Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

“Transferor” shall mean the seller of an Asset to the Mortgage Loan Seller under a Purchase Agreement.

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“Transitional Loan” shall mean any Purchased Asset designated as a “Transitional Loan” in the Confirmation thereto.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Section 7(b).

“UK Financial Institution” shall have the meaning specified in Section 32(b).

“UK Resolution Authority” shall have the meaning specified in Section 32(b).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underlying Obligor” shall mean individually and collectively, as the context may require, (a) in the case of a Purchased Asset that is a Mortgage Loan, the Mortgagor and each obligor and guarantor under such Purchased Asset, including (i) any Person who has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Purchased Asset, and (ii) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Purchased Asset Documents relating to such Purchased Asset, (b) in the case of a Purchased Asset that is a Senior Interest or a Junior Interest, the Mortgagor and each obligor and any other Person who has assumed or guaranteed the related Mortgage Loan, and (c) in the case of any Purchased Asset that is a Mezzanine Loan or a Mezzanine Participation Interest, (i) all underlying obligors with respect to the related Mortgage Loan or Mezzanine Participation Interest, as applicable, and the owner of the related Mortgaged Property, (ii) the borrower under the related Mezzanine Loan, and (iii) any other Person who has assumed or guaranteed the obligation of such Mezzanine Loan borrower.

“Underwriting Issues” shall mean, with respect to any Eligible Asset as to which Dwight Seller or Toro Seller intends to request a Transaction, (i) all material information that has come to such Seller’s attention after exercising reasonable care and diligence used by a prudent commercial real estate lender making a similar loan that would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)) known by such Seller.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States Government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

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“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 30(d) hereof.

“Volcker Rule” shall have the meaning specified in Section 10(ss) hereof.

“Wet Purchased Asset” shall mean an Eligible Asset which Dwight Seller or Toro Seller is selling to Buyer simultaneously with the origination thereof and for which the related Purchased Asset File has not been delivered to Custodian as of the related Purchase Date.

“Write-Down and Conversion Powers” shall have the meaning specified in Section 32(b).

In this Agreement, the following rules of interpretation shall apply, unless the context requires otherwise:

Headings are for convenience only and do not affect interpretation. The terms defined in this Agreement have the meanings assigned to them in this Agreement. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns in each case, permitted by the Transaction Documents. A reference to an agreement or document is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to “day” or “days” without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial

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computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9 of the UCC. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic format. Whenever a Person is required to provide any document to Buyer under the Transaction Documents, the relevant document shall be provided in writing (including, except for Mortgage Notes, Participation Certificates, and any other document required to be in an original form in order to preserve, record, grant or perfect Buyer’s interest therein, in the form of a PDF document attached to an e‑mail message) or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic format or both printed and in electronic format. The Transaction Documents are the result of negotiations between the parties hereto, have been reviewed by counsel to Buyer and counsel to Sellers, and are the product of both parties hereto. No rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of the Transaction Documents or the Transaction Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole discretion. Reference herein or in any other Transaction Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole discretion of Buyer, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

SECTION 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a) Entry into Transactions. On or after the Closing Date but prior to the Initial Maturity Date (or commencement of the Amortization Period, if applicable), upon the satisfaction of all conditions set forth in Section 3(b) for the initial Transaction and Section 3(c) for each Transaction (including the initial Transaction), and the determination by Buyer in its sole discretion to enter into such Transaction, the related Eligible Asset shall be transferred to Buyer against the transfer of the Purchase Price therefor to an account of Dwight Seller or Toro Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. If terms in a Confirmation are inconsistent with terms of this Agreement with respect to a particular Transaction, the Confirmation shall prevail.

(b) Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction is subject to the satisfaction (or waiver by Buyer in writing),

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immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Buyer in its sole discretion:

(i) Delivery of Documents. The following documents shall have been delivered to Buyer:

(A) this Agreement, duly completed and executed by each of the parties hereto;

(B) the Fee Letter, duly completed and executed by each of the parties thereto;

(C) the Custodial Agreement, duly completed and executed by each of the parties thereto;

(D) the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E) the Guaranty, duly completed and executed by each of the parties thereto;

(F) the Loan Servicing Agreement, duly completed and executed by each of the parties thereto;

(G) the Sale and Contribution Agreement, duly completed and executed by each of the parties thereto;

(H) the EU Securitization Regulation Agreement, duly completed and executed by each of the parties thereto;

(I) the Servicer Notice, duly completed and executed by each of the parties thereto;

(J) the Pledge Agreement, duly completed and executed by each of the parties thereto;

(K) a power of attorney from each Seller substantially in the form of Exhibit IV hereto, duly completed and executed;

(L) a UCC financing statement for filing in the applicable UCC filing jurisdiction, naming each Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” as “all assets of Debtor, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof”;

(M) a UCC financing statement for filing in the applicable UCC filing jurisdiction, naming Pledgor as “Debtor” and Buyer as “Secured Party” and adequately describing the Pledged Collateral, which may be “all assets of Debtor,

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whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof”;

(N) opinions of outside counsel to the Seller Parties in form and substance acceptable to Buyer in its sole discretion (including, but not limited to, those relating to corporate matters, Investment Company Act, grant and perfection of the security interests and applicable Bankruptcy Code safe harbors);

(O) for each Seller Party, a good standing certificate dated within thirty (30) calendar days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith;

(P) evidence acceptable to Buyer from Custodian that Custodian is in possession of the Seller Certificate; and

(Q) all such other and further documents and documentation in each Seller’s possession as Buyer shall require.

(ii) Reimbursement of Costs and Expenses. Each Seller shall have paid or reimbursed Buyer for all reasonable out-of-pocket costs and expenses, including but not limited to reasonable legal fees of outside counsel to Buyer and due diligence expenses of Buyer, actually incurred by Buyer in connection with the development, preparation and execution of the Transaction Documents and any other documents prepared in connection herewith or therewith required to be paid by such Seller hereunder.

(iii) Beneficial Ownership Certification. Buyer shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to each Seller to the extent that such Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(c) Conditions Precedent to All Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction (or waiver by Buyer in writing) of the following further conditions precedent to the satisfaction of Buyer, immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i) Financial Covenant Compliance. Guarantor shall be in compliance with the financial covenants set forth in Section 9 of the Guaranty.

(ii) Table Fundings. With respect to any Wet Purchased Asset or other Transaction in which any funds are to be wired by Buyer to a title company or any Person other than Sellers, Buyer shall have completed all internal diligence and on-boarding processes.

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(iii) Transaction Approval. Buyer shall have (A) determined, in its sole discretion, that each related proposed Purchased Asset is an Eligible Asset, (B) received internal credit approval with respect to the proposed Transaction, (C) made a determination in its sole discretion to enter into the proposed Transaction and (D) determined that all conditions precedent to such Transaction as set forth in this Section 3 have been satisfied.

(iv) Facility Limit. The sum of (A) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Price Differential for the then current Pricing Rate Period) and (B) the requested Purchase Price for the pending Transaction shall not exceed an amount equal the Facility Limit.

(v) Notice of Proposed Transaction. The applicable Seller shall have, no less than ten (10) Business Days prior to the requested Purchase Date (or such shorter time period as may be approved by Buyer in its sole discretion):

(A) given notice to Buyer of the proposed Transaction; and

(B) with respect to each Eligible Asset subject to the pending Transaction, delivered to Buyer the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein (unless otherwise waived by Buyer).

(vi) Custodial Delivery; Trust Receipt. Other than with respect to a Wet Purchased Asset or any other Purchased Asset for which the applicable Seller has delivered a Bailee Letter, such Seller shall have delivered to Custodian, in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset, and Buyer shall have received from Custodian a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Buyer, dated no later than the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion. With respect to a Wet Purchased Asset or any other Purchased Asset for which the applicable Seller has delivered a Bailee Letter, if approved by Buyer in its sole discretion, Buyer shall have received from Custodian within the time frame specified in the Custodial Agreement a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to such Purchased Asset sold to Buyer, duly completed and Buyer shall have, in its sole discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(vii) Confirmation by Bailee. With respect to any Wet Purchased Asset or any other Purchased Asset for which the applicable Seller has delivered a Bailee Letter, if approved by Buyer in its sole discretion, the related Bailee shall have confirmed possession of the related Purchased Asset File in accordance with the related Bailee Letter.

(viii) Due Diligence Review. The applicable Seller shall have delivered to Buyer a complete Due Diligence Package at least ten (10) Business Days prior to the proposed Purchase Date, and Buyer, and Buyer’s counsel, shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information

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relating to such Eligible Assets, and Buyer shall have determined, in its sole discretion, to purchase such Eligible Assets proposed to be sold to Buyer by such Seller.

(ix) Confirmation. Buyer and the applicable Seller shall have mutually delivered an executed and completed confirmation substantially in the form of Exhibit II hereto (a “Confirmation”), which shall be signed by a Responsible Officer of such Seller.

(x) Business Plan. With respect to any Transitional Loan, the applicable Seller shall have delivered a Business Plan acceptable to Buyer in its sole discretion.

(xi) No Default. No Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document.

(xii) No Material Adverse Effect. No event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect.

(xiii) Representations and Warranties. The representations and warranties made by each Seller in Section 10 (other than, with respect to any Purchased Asset Representations, as disclosed in a Requested Exceptions Report approved by Buyer in accordance with the terms hereof) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xiv) [Intentionally Omitted].

(xv) Acknowledgement from Servicer. Buyer shall have received from the applicable Seller a written acknowledgement from the Servicer that each Eligible Asset to be sold to Buyer in connection with such Transaction will be serviced in accordance with the related Servicing Agreement and Servicer Notice as of the related Purchase Date.

(xvi) No Margin Deficit. No Margin Deficit for which a Margin Deficit Notice has been issued in accordance with the terms of Section 4 herein shall exist, either immediately prior to or after giving effect to the requested Transaction.

(xvii) Seller Release Letter. Buyer shall have received from the applicable Seller a Release Letter covering each Eligible Asset to be sold to Buyer.

(xviii) Repurchase Date. The Repurchase Date for such Transaction is not later than the Final Maturity Date.

(xix) Security Interest. The applicable Seller shall have taken such other actions as Buyer shall have reasonably requested that are necessary in order to transfer the Eligible Assets being transferred to Buyer pursuant to this Agreement and to perfect all security interests and ensure the first priority of all security interests granted under this Agreement in favor of Buyer as secured party with respect to such Eligible Assets.

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(xx) No Market Disruption Event, Default or Event of Default. No Market Disruption Event, Default or Event of Default shall have occurred and be continuing.

(xxi) Further Assurances. Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer shall have reasonably required.

(xxii) Other Documents. Buyer or its designee (including the Custodian, its counsel or a Bailee, as applicable) shall have received all such other and further documents, opinions or other documentation as Buyer or its counsel shall require including, but not limited to, endorsements in blank of the original Mortgage Note and assignments in blank of the underlying Mortgage and related Mortgage Loan Documents.

(xxiii) Consents and Waivers. Buyer shall have received any and all consents and waivers applicable to the applicable Seller or the related Purchased Asset.

(xxiv) Notice to Underlying Obligor. Contemporaneously with the sale to Buyer of any Purchased Asset, the applicable Seller shall deliver to Custodian, a signed Notice to Underlying Obligor in blank, instructing, as applicable, such Underlying Obligor, servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset into the Collection Account.

(xxv) Delivery of Co-Lender or Participation Agreement. With respect to any Eligible Asset that does not have control rights over servicing and voting, Buyer shall have reviewed and approved the related co-lender or participation agreement and the related Confirmation shall have additional terms and conditions acceptable to Buyer for the purchase of such non-controlling interest.

(xxvi) Onboarding Fee. Buyer shall have received payment of the Onboarding Fee.

(d) Optional Repurchase. Each Seller shall be entitled to terminate a Transaction on demand and repurchase the related Purchased Asset subject to such Transaction in full (unless partial repurchase is expressly permitted in the Confirmation related to such Transaction) on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided however that:

(A) no later than three (3) Business Days prior to such Early Repurchase Date (or such later date as agreed by Buyer or on any Business Day if a Default, Event of Default or Margin Deficit shall be cured by such repurchase), such Seller shall notify Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(B) no monetary or material non-monetary Default, Event of Default or Margin Deficit (which exceeds the Margin Threshold) shall have occurred and be continuing both as of the date notice is delivered pursuant to Section 3(d)(A) above

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and as of the applicable Early Repurchase Date, unless such Default, Event of Default or Margin Deficit is cured in full immediately after giving effect to such repurchase; and

(C) on such Early Repurchase Date, such Seller shall pay to Buyer an amount equal to the Repurchase Price for the applicable Purchased Asset against the transfer to such Seller or its designated agent of such Purchased Asset.

(e) Mandatory Repurchase. With respect to any Purchased Asset, upon the applicable Seller obtaining knowledge that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset or receipt of written notice from Buyer that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset, such Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Buyer cash in an amount equal to the Repurchase Price for such Purchased Asset no later than the Mandatory Early Repurchase Deadline, which repurchase shall be made in accordance with Section 3(f) hereof.

(f) Repurchase on the Repurchase Date. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to the applicable Seller (or such Seller’s designee) of the Purchased Assets being repurchased along with any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, such Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Buyer; provided that, Buyer shall have no obligation to permit such Seller to repurchase any Purchased Assets if an Event of Default shall have occurred and be continuing. Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing, Buyer’s security interest in such repurchased Purchased Asset only shall automatically terminate.

(g) Future Fundings. (i) In connection with the making of a Future Funding to the Underlying Obligor under a Future Funding Purchased Asset, each Seller may, prior to the Initial Maturity Date (or the commencement of the Amortization Period, if applicable), request an increase of the Purchase Price of such Future Funding Purchased Asset in an amount not to exceed the product of (x) the Future Funding made by such Seller and (y) the current Advance Rate of such Purchased Asset. Buyer shall have the right to conduct an additional due diligence investigation of the Future Funding request and/or the related Purchased Asset as Buyer determines in its sole discretion.

(ii) Buyer’s obligation to fund any such increase in respect of any Future Funding Purchased Asset shall be subject to the satisfaction (or waiver in writing) of the following conditions, which satisfaction or waiver shall be conclusively evidenced by Buyer’s execution of the amended and restated Confirmation for the applicable Transaction described in subclause (B) below:

(A) at least five (5) Business Days prior to the requested Future Funding Date, the applicable Seller shall have requested such increase in writing (which may be in the form of a draft amended and restated Confirmation for the applicable

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Transaction described in subclause (B) below) and delivered to Buyer the following documents:

(1) copies of all documentation submitted by the Underlying Obligor in connection with the applicable Future Funding; and

(2) such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Buyer reasonably requests to the extent same is required to be delivered or made available to the applicable Seller by the Mortgagor or Mezzanine Borrower under the Purchased Asset Documents at such Seller’s request;

(B) delivery by the applicable Seller to Buyer of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of such Seller, and delivery by Buyer to such Seller of a countersigned copy of such amended and restated Confirmation;

(C) the requested Future Funding Amount shall not be less than $1,000,000;

(D) the Advance Rate after giving effect to such Future Funding and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Maximum Advance Rate set forth in the related Confirmation for such Purchased Asset;

(E) as of the proposed Future Funding Date, the sum, without duplication, of (x) the aggregate unpaid Repurchase Price for all outstanding Transactions (excluding accrued and unpaid Price Differential for the then current Pricing Rate Period) and (y) the requested Future Funding Amount shall not exceed the Facility Limit;

(F) no event shall have occurred and be continuing which has, or could reasonably be expected to have, a Material Adverse Effect; provided, that this clause shall not be applicable with respect to any Purchased Asset that is the subject of a Future Funding Commitment as reflected in the related Confirmation;

(G) no monetary or material non-monetary Default or Event of Default shall have occurred and be continuing as of the related Future Funding Date;

(H) no Margin Deficit (which exceeds the Margin Threshold) shall exist, either immediately prior to or after giving effect to the requested Future Funding;

(I) on or prior to the related Future Funding Date, Buyer shall have received a written certification by the applicable Seller stating that all conditions precedent to the funding of such Future Funding under the related Purchased Asset Documents have been satisfied (unless such requirement is waived in writing by

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Buyer in its sole discretion, if applicable) in all respects (which certification may be made via a representation in the amended and restated Confirmation for the applicable Transaction described in subclause (B) above); and

(J) all representations and warranties made by any Seller Party in the Transaction Documents shall be true, correct and complete on and as of the related Future Funding Date in all material respects with the same force and effect as if made on and as of such date (or, with respect to any Purchased Asset Representations, (x) if such representations and warranties specifically refer to an earlier date, the breach is deemed to have occurred as of such earlier date or (y) excluding any breach of any Purchased Asset Representation that is subject to a prior written waiver from Buyer with respect to (i) any Requested Exceptions Report or (ii) any breach of an MTM Representation).

(iii) Upon the satisfaction (or waiver by Buyer in writing) of all conditions set forth in Section 3(g)(ii) as determined by Buyer, in its sole discretion, which satisfaction or waiver shall be conclusively evidenced by Buyer’s execution of the amended and restated Confirmation for the applicable Transaction described in subclause (B) of this Section 3(g), Buyer shall transfer the amount of the Future Funding to an account of the applicable Seller or, if such increase is being funded on the same day as the Future Funding is being made to the related Underlying Obligor, directly to the Underlying Obligor, Servicer or any title company, settlement agent or other Person, as directed by the applicable Seller in such amended and restated Confirmation or as otherwise agreed by Buyer and such Seller in writing.

(iv) Each Seller acknowledges and agrees that, with respect to any Future Funding Purchased Asset and whether or not Buyer advances any additional Purchase Price hereunder, the applicable Seller shall advance, as and when required under the related Purchased Asset Documents, any and all Future Funding obligations and commitments required thereunder for so long as such Purchased Asset is subject to a Transaction hereunder.

(h) Facility Limit. The aggregate Purchase Price of all Purchased Assets as of any date of determination shall not exceed the Facility Limit. If the aggregate Purchase Price of all Purchased Assets as of any date of determination exceeds the Facility Limit, the applicable Seller shall immediately pay to Buyer an amount necessary to reduce the aggregate Purchase Price of all Purchased Assets to an amount equal to or less than the Facility Limit.

(i) Prepayment. On any Business Day before the Repurchase Date for a Purchased Asset, upon at least three (3) Business Days prior notice, each Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral or the payment of any Exit Fee with respect to such Purchased Asset in connection with such payment.

(j) Fees. (i) On each Funding Fee Payment Date, each Seller shall pay Buyer an amount equal to the Funding Fee determined with respect to the most-recently ended calendar quarter, and (ii) on each Annual Fee Payment Date, each Seller shall pay Buyer an amount equal

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to the Annual Asset Fee determined with respect to the 12-month period ending on such Annual Fee Payment Date, which fees shall be paid to Buyer in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(k) Amortization Period. In advance of the Initial Maturity Date, each Seller may elect to extend the Maturity Date to a date that is no later than the Final Maturity Date. Provided that all of the extension conditions listed in clause (i) below (collectively, the “Maturity Date Extension Conditions”) shall have been satisfied, Buyer shall extend the Maturity Date through the last day of the Amortization Period by giving notice to the applicable Seller of such extension.

(i) For purposes of this Section 3(k), the Maturity Date Extension Conditions shall be deemed to have been satisfied if:

(A) The applicable Seller shall have given Buyer written notice, not less than thirty (30) days prior, and no more than one-hundred-eighty (180) days prior to the then-current Maturity Date, of such Seller’s desire to effect the Amortization Period pursuant to clause (a)(i) of the “Amortization Period” definition;

(B) no Margin Deficit (which exceeds the Margin Threshold), monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (A) above or as of the scheduled Maturity Date; and

(C) all representations and warranties in Section 10 shall be true, correct, complete and accurate in all material respects as of the scheduled Maturity Date (excluding any breach of any Purchased Asset Representation that is subject to a prior written waiver from Buyer with respect to (i) any Requested Exceptions Report or (ii) any breach of an MTM Representation); and.

(ii) (A) Effective as of the first day of the Amortization Period, the Pricing Spread applicable to all Transactions outstanding under the Agreement shall be automatically increased by twenty-five (25) basis points (0.25%); provided that, notwithstanding the foregoing, in the event the Amortization Period commences at the election of Buyer following the occurrence of a Corporate Transaction, then this Section 3(k)(ii)(A) shall not be of any force or effect;

(B) during the Amortization Period, 100% of all Principal Payments shall be paid to Buyer and applied in accordance with Section 5(g) of this Agreement; and

(C) at any time during the Amortization Period, Buyer may, in its sole discretion upon written notice to the applicable Seller (which notice may be delivered by electronic mail), require such Seller to repurchase all Purchased Assets for the Repurchase Price therefor if, at any time, the outstanding aggregate Purchase Price of all Purchased Assets is less than or equal to $10,000,000 (any such requirement, a “Clean-up Call”). Following receipt of written notice of a Clean-up Call, such Seller shall repurchase all Purchased Assets at the Repurchase Prices

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therefor pursuant to the procedures set forth in Section 3(f) on the date set forth in the written notice of such Clean-up Call, which shall not be sooner than twelve (12) Business Days after delivery of such notice (such date, the “Clean-up Call Repurchase Date”).

SECTION 4

MARGIN MAINTENANCE

(a) If, as of any date of determination, the Margin Amount for any Purchased Asset is less than the Purchase Price for such Purchased Asset, such difference shall constitute a “Margin Deficit” with respect to such Purchased Asset. If a Margin Deficit exists with respect to any Purchased Asset at any time, then Buyer may, by written notice to Sellers substantially in the form of Exhibit VIII hereto (any such written notice, a “Margin Deficit Notice”), require Sellers, to the extent that (i) a Credit Event has occurred and is continuing with respect to such Purchased Asset, (ii) such Margin Deficit equals or exceeds the Margin Threshold (taking into account all Margin Deficits in the aggregate for such date and (iii) no Margin Excess is available to be applied pursuant to Section 4(d) below), to, no later than the Margin Deadline, make a cash payment to Buyer in reduction of the Purchase Price of such Purchased Asset (or repurchase one or more Purchased Assets pursuant to Section 3(d)), so that after giving effect to such payment (or making such repurchase), no Margin Deficit shall exist with respect to such Purchased Asset.

(b) Margin Deficit Notices delivered pursuant to this Section 4 may be delivered by any written or electronic means, including by electronic mail.

(c) The failure or delay of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit or waive the right of Buyer to do so at a later date. Each Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Sellers.

(d) If a Margin Excess exists with respect to a Purchased Asset, as determined by Buyer in its sole good faith discretion, each Seller may submit a written request to Buyer to (1) apply such Margin Excess to all or a portion of the related Margin Deficit or (2) increase the Purchase Price of the related Purchased Asset for which such Margin Excess exists. Buyer shall apply such Margin Excess to the related Margin Deficit, as requested by such Seller, if Buyer determines, in its sole good faith discretion, that the Margin Excess Requirements have been satisfied. The application of such Margin Excess to the related Margin Deficit shall reduce the amount of such Margin Deficit by the amount so applied but shall not (x) relieve such Seller of its obligations under this Agreement to cure such Margin Deficit within the time limits set forth in Section 4(a) or (y) affect Buyer’s rights and remedies under this Agreement.

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SECTION 5

PAYMENTS; COLLECTION ACCOUNT

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by each Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b) All payments required to be made directly to Buyer shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Buyer to the applicable Seller in writing), not later than 2:00 p.m. (New York City time) (or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name: Banco Santander, S.A. New York Branch
ABA Number: 026007692
Account Number: 1000 854400 840
Account Name: Bridge Loans
Reference: FCR CRE Toro Facility Seller LLC
Attention: Loan Operations

(c) Concurrently with the execution and delivery of this Agreement, Sellers shall establish a demand deposit account (the “Collection Account”) in the name of Sellers for the benefit of Buyer at Account Bank. The Collection Account shall be subject to an Account Control Agreement in favor of Buyer.

(d) Each Seller shall cause (i) all Income or other amounts in respect of the Purchased Assets other than unscheduled Principal Payments, as well as any interest received from the reinvestment of any such Income or other amounts, to be deposited directly into the related Servicer Account, for further remittance by Servicer to the Collection Account three (3) Business Days prior to the Remittance Date following Servicer’s receipt thereof, and (ii) all Income consisting of unscheduled Principal Payments to be remitted by Servicer to the Collection Account no later than two (2) Business Days following Servicer’s receipt thereof, in each case excluding any amounts which Servicer is expressly permitted to retain in accordance with the Servicer Notice. All Underlying Obligors shall be instructed by the applicable Seller or the applicable Servicer to remit all unscheduled Principal Payments in connection with any optional principal prepayments or any prepayment or repayment in connection with a refinancing, sale or property release directly to the Collection Account. If an Underlying Obligor remits any such unscheduled Principal Payments to any account other than the Collection Account, the applicable Seller or the applicable Servicer shall hold such amounts in trust for the benefit of Buyer and immediately remit such amounts to the Collection Account. In furtherance of the foregoing, Sellers shall cause Servicer to execute and deliver a Servicer Notice. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Sections 5(f), 5(g) and 5(h).

(e) Contemporaneously with the sale to Buyer of any Purchased Asset, the applicable Seller shall deliver to the Custodian a Notice to Underlying Obligor, undated, and

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signed in blank by such Seller, instructing, as applicable, each Underlying Obligor, Servicer or other servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable), following the occurrence and during the continuance of an Event of Default, to pay all amounts payable under the related Purchased Asset directly into the Collection Account or such other account as directed in writing by Buyer instead of into the Servicer Account or any other account or to any other Person. If an Underlying Obligor, servicer or paying agent with respect to the Purchased Asset or borrower forwards any Income or other amounts with respect to a Purchased Asset to the applicable Seller or any Affiliate of such Seller rather than directly into the Servicer Account or Collection Account, as applicable pursuant to the requirements of Section 5(d), such Seller shall, or shall cause such Affiliate to, (i) following the occurrence of an Event of Default, deliver a Notice to Underlying Obligor for such Purchased Asset to the applicable Underlying Obligor, Servicer or other servicer, paying agent or similar Person with respect to the Purchased Asset and make other best efforts to cause such Underlying Obligor, Servicer, other servicer, paying agent or similar Person with respect to the Purchased Asset or borrower to forward such amounts directly to the Servicer Account or Collection Account, as applicable pursuant to the requirements of Section 5(d), and (ii) deposit in the Collection Account any such amounts within two (2) Business Days of the applicable Seller’s (or its Affiliate’s) receipt thereof.

(f) So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Remittance Date remit all amounts on deposit in the Collection Account (other than Principal Payments) in the following amounts and order of priority:

(i) first, (x) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodial Agreement, and then (y) to the Account Bank for payment of fees payable to the Account Bank in connection with the Collection Account and then (z) to the Servicer for payment of servicing fees payable to Servicer pursuant to the Servicing Agreement (to the extent such fees have not been withdrawn by the Servicer prior to transfer of Income to the Collection Account);

(ii) second, to Buyer, an amount equal to the accrued and unpaid Price Differential which is due and payable;

(iii) third, to Buyer, an amount equal to any fees, expenses, indemnification or other amounts due and payable to Buyer under any Transaction Document (including any outstanding Margin Deficits which exceed the Margin Threshold); and

(iv) fourth, to Sellers, the remainder, if any; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Sellers hereunder shall be retained in the Collection Account until the earlier of (x) the day on which Buyer provides written notice to the Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Account Bank shall apply all such amounts pursuant to this priority fourth; and (y) the day that the related Default becomes an Event of Default, at which time the Account Bank shall apply all such amounts pursuant to Section 5(h).

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(g) So long as no Event of Default shall have occurred and be continuing, Account Bank shall, within two (2) Business Days after receipt by Account Bank of any Principal Payments, remit all such Principal Payments in the following amounts and order of priority:

(i) first, (x) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodial Agreement, and then (y) to the Account Bank for payment of fees payable to the Account Bank in connection with the Collection Account and then (z) to the Servicer for payment of servicing fees payable to Servicer pursuant to the Servicing Agreement (to the extent such fees have not been withdrawn by the Servicer prior to transfer of Income to the Collection Account) (in each case, to the extent not paid pursuant to Section 5(f));

(ii) second, to Buyer, an amount equal to the accrued and unpaid Price Differential due and payable as of such Remittance Date (to the extent not paid pursuant to Section 5(f));

(iii) third, to Buyer, an amount equal to (1) prior to the Amortization Period, the product of (x) the amount of Principal Payments received with respect to such Purchased Asset and (y) the Advance Rate for such Purchased Asset or (2) at all times during the Amortization Period, 100% of such Principal Payment first, to be applied to the reduction of the Purchase Price of the Purchased Asset in respect of which such Principal Payment was received until the Purchase Price of such Purchased Asset is reduced to zero (0), and the remainder, if any, to the reduction of the Purchase Prices of all remaining Purchased Assets in such amounts and proportions as determined by Buyer in its sole discretion;

(iv) fourth, to Buyer, an amount equal to any fees, expenses, indemnification or other amounts due and owing to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits which exceed the Margin Threshold to the extent not paid pursuant to Section 5(f));

(v) fifth, to Mortgage Loan Seller an amount equal to any Deferred Consideration then outstanding under the Sale and Contribution Agreement; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Mortgage Loan Seller hereunder shall be retained in the Collection Account until the earlier of (x) the day on which Buyer provides written notice to the Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Account Bank shall apply all such amounts pursuant to this priority fifth; and (y) the day that the related Default becomes an Event of Default, at which time the Account Bank shall apply all such amounts pursuant to Section 5(h); and

(vi) sixth, to Sellers, any remainder; provided that, if any Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Sellers hereunder shall be retained in the Collection Account until the earlier of (x) the day on which Buyer provides written notice to the Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Account

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Bank shall apply all such amounts pursuant to this priority sixth; and (y) the day that the related Default becomes an Event of Default, at which time the Account Bank shall apply all such amounts pursuant to Section 5(h).

(h) Upon the occurrence and during the continuation of an Event of Default, all amounts remitted to the Collection Account shall be held in trust for Buyer and shall be withdrawn from the Collection Account only by and as directed by Buyer in accordance with Buyer’s rights under this Agreement and the Account Control Agreement and shall be applied to the payment of the Repurchase Obligations as determined by Buyer in its sole discretion. Following the payment to Buyer in full of all of the Repurchase Obligations pursuant to this Section 5(h), any remaining amounts shall be remitted (i) first, to the Mortgage Loan Seller in an amount equal to any Deferred Consideration owing to the Mortgage Loan Seller under the Sale and Contribution Agreement until the Mortgage Loan Seller has been paid the Deferred Consideration in full and, (ii) second, to Sellers.

SECTION 6

REQUIREMENTS OF LAW; EFFECT OF BENCHMARK TRANSITION EVENT; EUROPEAN UNION CAPITAL TREATMENT

(a) Requirements of Law. (i)Notwithstanding any other provision herein, if the adoption of or any change in any Requirements of Law or in the interpretation or application thereof, in each case, after the date hereof, shall make it unlawful for Buyer (A) to enter into Transactions, then any commitment of Buyer hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, and Buyer does not have any means of complying with Requirements of Law other than to terminate such Transaction after exercising commercially reasonable efforts to comply with such Requirements of Law without having to terminate such Transaction (including, if applicable, by converting the Transaction to a Benchmark Replacement Transaction pursuant to the immediately following Section 6(b)), then (1) the agreement of Buyer hereunder to consider entering into new Transactions and to continue Transactions as such shall forthwith be canceled, and (2) if required by such adoption or change, the Transactions then outstanding shall be converted to Benchmark Replacement Transactions pursuant to the immediately following subclause (b). If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, the applicable Seller shall pay to Buyer any applicable Breakage Costs.

(ii) If the adoption of or any change in any Requirements of Law by any Governmental Authority or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(A) shall subject Buyer to any Tax (other than (x) Indemnified Taxes and (y) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

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(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of Term SOFR hereunder; or

(C) shall impose on Buyer any other condition (excluding any Tax);

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its sole discretion, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount receivable under the Transaction Documents in respect thereof; then, in any such case, the applicable Seller shall pay Buyer, within twelve (12) Business Days after receiving written demand from Buyer, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. In exercising its rights under this Section 6(a)(ii), Buyer shall not exercise its rights and remedies in a manner which is inconsistent with the manner in which Buyer exercises similar remedies under similar facilities. Such written notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to the applicable Seller and shall be conclusive evidence of such additional amounts absent manifest error. Notwithstanding the foregoing, Sellers shall not be liable to pay Buyer compensation for any increased costs or reduced amounts receivable solely related to any failure by Buyer to receive European Union securitization capital treatment. This covenant shall survive the termination and the repurchase by Sellers of any or all of the Purchased Assets;

(iii) If Buyer shall have determined that the adoption of or any change in any Requirements of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its sole discretion, to be material, then from time to time, within twelve (12) Business Days after submission by Buyer to the applicable Seller of a written request therefor, such Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction; provided that, such Seller shall not be liable to pay Buyer compensation for any such additional amounts as compensation for any such reduction solely related to any failure by Buyer to receive European Union securitization capital treatment. In exercising its rights under this Section 6(a)(iii), Buyer shall not exercise its rights and remedies in a manner which is inconsistent with the manner in which Buyer exercises similar remedies under similar facilities. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to the applicable Seller and shall be conclusive evidence of such additional amounts absent manifest error. Failure or delay on the part of Buyer to demand compensation pursuant to

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this Section 6(a) shall not constitute a waiver of Buyer’s right to demand such compensation; provided that such Seller shall not be required to compensate Buyer pursuant to this Section 6(a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Buyer notifies the applicable Seller of the change in Requirements of Law giving rise to such increased costs or reductions, and of Buyer’s intention to claim compensation therefor (except that, if the change in Requirements of Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referenced above shall be extended to include the period of retroactive effect thereof).

(iv) Price Differential on Transactions denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate, the rates in any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Sellers. Buyer may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement.

(b) Effect of Benchmark Transition Event.

(i) Benchmark Conversion Election. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark for any Pricing Rate Period (as determined by Buyer in its sole discretion (which determination shall be conclusive and binding upon the applicable Seller absent manifest error)), Buyer shall have the sole and exclusive right to elect to replace the then-current Benchmark with a Benchmark Replacement selected by Buyer for all purposes under this Agreement and under any other Transaction Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of such Seller).

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(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Buyer shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Transaction Documents, any amendments implementing such Benchmark Replacement Conforming Changes shall become effective without any further action or consent of the applicable Seller.

(iii) Benchmark Transition Notice. Buyer shall promptly notify the applicable Seller of (i) the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement and (iii) the effectiveness of any related Benchmark Replacement Conforming Changes in connection with the replacement of the then-current Benchmark with such Benchmark Replacement (such notice, the “Benchmark Transition Notice”). From and after the Benchmark Replacement Date related to such Benchmark Transition Notice, the specified Benchmark Replacement shall be the Benchmark for all purposes under this Agreement, each of the other Transaction Documents and every Transaction hereunder.

(iv) Standards for Decisions and Determinations. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, any determination, decision or election that may be made by Buyer pursuant to this Section 6(b), including, but not limited to, any determination of any Benchmark Transition Event, any election to replace the then-current Benchmark with a Benchmark Replacement, any Benchmark Transition Notice or any selection of the Benchmark Replacement, the related Benchmark Replacement Adjustment or any related Benchmark Replacement Conforming Changes or any other determination, decision or election with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error and may be made in the sole discretion of Buyer without consent from Sellers.

SECTION 7

SECURITY INTEREST

(a) Except as otherwise provided in Section 22(g), Buyer and Sellers intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to the applicable Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement and the other Transaction Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans rather than sales (other than for U.S. federal income or other applicable income tax purposes) and as security for the performance by each Seller of all of such Seller’s obligations under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, and in any event, each Seller hereby assigns, pledges and grants a security interest in all of its respective right, title and interest in, to and under the Collateral (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by any Seller Party to Buyer and any of Buyer’s present or future Affiliates hereunder, including,

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without limitation, amounts owing pursuant to Section 26, and under the other Transaction Documents, and to secure the obligation of each Seller or its respective designee to service the Purchased Assets in conformity with Section 28 and any other obligation of each Seller to Buyer (collectively, the “Repurchase Obligations”). Each Seller hereby acknowledges and agrees that each Purchased Asset serves as collateral for Buyer under this Agreement and that Buyer has the right to realize on any or all of the Purchased Assets in order to satisfy each Seller’s obligations hereunder. Each Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All of Sellers’ right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referenced as the “Collateral”:

(i) the Purchased Assets;

(ii) any and all interests of Sellers in, to and under the Collection Account, the Servicer Account, and all monies from time to time on deposit in the Collection Account or the Servicer Account;

(iii) the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts and letters of credit, in each case, relating to the Purchased Assets;

(iv) all related forward trades and take out commitments placed on the Purchased Assets;

(v) all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(vi) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(vii) any other items, amounts, rights or properties transferred or pledged by each Seller to Buyer under any of the Transaction Documents; and

(viii) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b) Buyer’s security interest in the Collateral shall terminate only upon the satisfaction in full of the Repurchase Obligations and the termination of each Seller’s obligations under this Agreement and the other Transaction Documents, and all documents delivered in connection herewith and therewith. Upon such termination, Buyer shall, at Sellers’ sole expense, deliver to Sellers such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets to the applicable Seller and reconvey the Purchased Assets to such Seller and release its security interest in the Collateral. For purposes of the grant of the security interest pursuant to this Section 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”).

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Buyer shall have all of the rights and, upon the occurrence and during the continuance of an Event of Default, may exercise all of the then-applicable remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Sellers’ sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to the applicable Seller upon the filing thereof, and (b) Sellers shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). For the avoidance of doubt, Buyer’s security interest in any particular Purchased Asset or the related Collateral shall not terminate until the applicable Seller has fully paid the related Repurchase Price. In connection with the security interests granted pursuant to this Agreement, each Seller authorizes the filing of UCC financing statements describing the collateral as “all assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or other similar language to that effect. Notwithstanding the foregoing, if Dwight Seller or Toro Seller grants a Lien on any Purchased Asset in violation hereof or any other Transaction Document, such Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Sellers shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(c) Each Seller acknowledges that neither it nor Guarantor has any right to service the Purchased Assets but only has rights as a party to the related Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Section 7(a), and in the event that Dwight Seller, Toro Seller or Guarantor is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights consist of Collateral hereunder), and for the avoidance of doubt, such Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(38A), 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(d) Each Seller agrees, to the extent permitted by any Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased

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Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets individually or collectively (in any number of parts) as Buyer or such court may determine.

SECTION 8

TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets shall be transferred (other than for U.S. federal income or other applicable income tax purposes) to Buyer and the Purchased Asset File related to such Purchased Asset shall be transferred to Buyer or its designee (including Buyer’s counsel, the Custodian, its counsel or a Bailee, as applicable) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Sellers (or an account directed by Sellers) specified in the Confirmation relating to such Transaction and, upon satisfaction of the conditions precedent in Sections 3(b) and (c), as applicable, such proposed Purchased Asset shall become a Purchased Asset hereunder.

(b) Each Seller (or, if applicable, Bailee) shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee, such Purchased Asset File shall be held in trust by the applicable Seller or its designee for the benefit of Buyer as the owner thereof. Each Seller or its respective designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by the applicable Seller or its respective designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by such Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of each Seller or its respective designee shall be marked appropriately to reflect clearly the sale, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Buyer. Each Seller or its respective designee shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Buyer and otherwise in accordance with the Custodial Agreement.

(c) From time to time, Sellers shall forward to the Custodian, with copy to Buyer, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

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SECTION 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to each Purchased Asset shall pass to Buyer on the related Purchase Date, and Buyer shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging, at Buyer’s sole cost and expense, in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Buyer may determine in its sole discretion, in conformity with the terms and conditions of the Purchased Asset Documents but no such transaction shall relieve Buyer of its obligations to transfer the same Purchased Assets to the applicable Seller pursuant to Section 3 free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim other than the rights of each Seller or of Buyer’s obligation to credit or pay Income to the obligations of each Seller pursuant to Sections 5(e), 5(f) and 5(g) or of Buyer’s obligations in Section 19.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Asset delivered to Buyer by each Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Dwight Seller or Toro Seller or any Affiliate of such Seller.

SECTION 10

REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to Buyer as of the date hereof and as of each Purchase Date and covenants that at all times while this Agreement or any Transaction is in effect as follows:

(a) Organization. Each Seller is and always has been duly formed, validly existing and in good standing under the laws and regulations of the state of such Seller’s formation and is duly qualified, and in good standing in every state where such qualification is necessary for the transaction of such Seller’s business. Each Seller has the power to own and hold the assets it purports to own and hold, to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b) Authority. Each Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into the Transactions contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf.

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(c) Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by each Seller, for good and valuable consideration.

(d) Enforceability. The Transaction Documents constitute the legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(e) Approvals and Consents. No consent, approval or other action of, or filing by, either Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

(f) Licenses and Permits. Each Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of such Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Collateral.

(g) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Dwight Seller or Toro Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Dwight Seller or Toro Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of such Seller, (ii) any material agreement by which such Seller is bound or to which any assets of such Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of such Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to such Seller, or (iv) any applicable Requirements of Law, in each case in any material respect.

(h) Litigation/Proceedings. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the best of any Seller Parties’ knowledge, threatened) or other legal or arbitrable proceedings affecting any Seller Party or affecting any of the Purchased Assets, Collateral or any of the other properties of any Seller Party before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an amount greater than the Default Threshold against Dwight Seller, Toro Seller, Pledgor or Guarantor, or (iii) individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(i) No Outstanding Judgments. Except as disclosed in writing to Buyer, there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in

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the United States of America, and no Seller has liens of any nature against it, except for the liens created in favor of Buyer under this Agreement or the other Transaction Documents.

(j) No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(k) Compliance with Law. Each Seller Party has complied in all material respects with all Requirements of Law. Except as disclosed in writing to Buyer on or before the Closing Date, the Purchase Date for any Transaction and from time to time, no Seller Party is in default in any respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority. None of Dwight Seller, Toro Seller or any Affiliate of any Seller Party (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (b) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. No properties presently or previously owned or leased by any Seller Parties, or to the knowledge of any Seller Party, any of their respective predecessors, contain or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of any Seller Party thereunder. No Seller Party has knowledge of any violation, alleged violation, non-compliance, liability or potential liability of any Seller Party under any Environmental Law. Materials of Environmental Concern have not been released, on properties presently or previously owned or leased by any Seller Parties, in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of any Seller Party thereunder.

(l) Acting as Principal. Each Seller is engaging in the Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(m) No Broker. No Seller has dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(n) No Default. No Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents or any Indebtedness or other contractual obligations of any Seller Party which has not been disclosed to Buyer and waived in writing by Buyer. Each Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Transaction Documents and Purchased Asset Documents to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law that would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. No Seller has knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect. Each Seller has delivered to Buyer all underlying servicing agreements (or provided Buyer with access to a service, internet website or other system where Buyer can successfully access such agreements) with respect to the Purchased Assets, and to Sellers’ knowledge no material default or event of default (however defined) exists thereunder.

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(o) No Decline in Market Value. Except as disclosed in writing to Buyer prior to the applicable Purchase Date, to the best of Sellers’ knowledge, there are no facts or circumstances as of the Purchase Date that are reasonably likely to cause a Margin Deficit with respect to any Purchased Asset.

(p) No Material Adverse Effect. Except as disclosed in writing to Buyer on or before the date hereof or the Purchase Date for any Transaction and from time to time, as of the date hereof and as of the Purchase Date for any Transaction, no Seller has knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect.

(q) [Intentionally Omitted].

(r) Full and Accurate Disclosure. (1) All information, reports, statements, exhibits, schedules and certificates furnished in writing by or on behalf of any Seller Party to Buyer in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein not misleading, in light of the circumstances under which they were made and (2) all written information furnished after the date hereof by or on behalf of each Seller Party to Buyer in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Purchased Asset Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) is or will be based on good faith estimates based upon assumptions believed to be reasonable at the time of preparation, on the date as of which such information is stated or certified, it being understood that such projections may vary from actual results and that such variances may be material. There is no fact known to Dwight Seller or Toro Seller after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(s) Financial Information. All financial data concerning the Seller Parties or, to Sellers’ knowledge, the Purchased Asset and the other Collateral that have been delivered by or on behalf of any Seller Party to Buyer is true, correct and complete in all material respects. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP consistently applied except as disclosed therein. All financial data that was prepared by Dwight Seller, Toro Seller or any Affiliate thereof concerning the Purchased Assets and the other Collateral has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no material adverse change in the financial position of the Seller Parties or the Purchased Assets and the other Collateral or in the results of operations of any Seller Party which change is reasonably likely to result in a Material Adverse Effect.

(t) Authorized Representatives. The duly authorized representatives of each Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit

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III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as each Seller may from time to time deliver to Buyer.

(u) Proper Names; Chief Executive Office/Jurisdiction of Organization. Each Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement. Each Seller’s location (within the meaning of Article 9 of the UCC), chief executive office and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets is 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. No Seller has changed its name or location within the past 12 months. Toro Seller’s (a) organizational identification number is 10488326, (b) tax identification number is 99-3367363 and (c) Toro Seller’s jurisdiction of organization is Delaware. Dwight Seller’s (a) organizational identification number is 10382505, (b) tax identification number is 99-3367363 and (c) Dwight Seller’s jurisdiction of organization is Delaware. Pledgor’s jurisdiction of organization is Delaware and Guarantor’s jurisdiction of organization is Maryland. Each of Sellers, Pledgor and Guarantor shall provide Buyer with thirty (30) days advance notice of any change in its principal office or place of business or jurisdiction. None of Sellers, Pledgor or Guarantor has a trade name. During the preceding five (5) years, none of Sellers, Pledgor or Guarantor has been known by or done business under any other name, corporate or fictitious, and none of Sellers, Pledgor or Guarantor has filed or had filed against it any bankruptcy receivership or similar petitions or made any assignments for the benefit of creditors. Each Seller is a 100% direct and wholly‑owned Subsidiary of Pledgor. The fiscal year of each Seller is the calendar year. No Seller has guaranteed any Indebtedness of any other Person. No Seller has any Subsidiaries.

(v) Representations and Warranties Regarding the Purchased Assets.

(i) No Seller has assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person other than in accordance with this Agreement, and immediately prior to the sale of such Purchased Asset to Buyer, the applicable Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder or created in favor of Buyer hereunder.

(ii) The provisions of this Agreement are effective to either constitute a sale of Purchased Assets to Buyer or to create in favor of Buyer a valid first priority security interest in all right, title and interest of the applicable Seller in, to and under the Purchased Assets and the Collateral.

(iii) Each Purchased Asset is an Eligible Asset (excluding, for this purpose, clauses (i), (iii) and (vii) of the “Eligible Asset” definition). Each representation and warranty of Sellers set forth in the Transaction Documents (including in Exhibit V applicable to the class of such Purchased Asset) and the Purchased Asset Documents with respect to each Purchased Asset are true and correct, (excluding any breach of any Purchased Asset Representation that is subject to a prior written waiver from Buyer with respect to (i) any Requested Exceptions Report or (ii) any breach of an MTM Representation). No Seller has knowledge of any fact that could reasonably lead it to expect that any Purchased Asset will not be paid in full. No Purchased Asset is or has been the subject of any compromise, adjustment, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement,

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suspension, deferment, deduction, reduction or termination, whether arising out of transactions concerning such Purchased Asset or otherwise, by Dwight Seller or Toro Seller or any Affiliate of Dwight Seller or Toro Seller, any Transferor, any Underlying Obligor, guarantor or any other Person that has not been approved by Buyer. The purchase of each proposed Purchased Asset was underwritten in accordance with and satisfies applicable standards established by each Seller and Guarantor. None of the Purchased Asset Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Buyer. If any Purchased Asset Document requires the holder or transferee of the related Purchased Asset to be a qualified transferee, qualified institutional lender or qualified lender (however defined), the applicable Seller meets such requirement. Assuming that Buyer also meets such requirement, the assignment and pledge of such Purchased Asset to Buyer pursuant to the Transaction Documents do not violate such Purchased Asset Document. Sellers have sold and transferred all Servicing Rights with respect to the Purchased Assets to Buyer.

(w) Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Collateral by Buyer from the applicable Seller, (i) such Purchased Asset and other Collateral are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Collateral are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by Dwight Seller or Toro Seller for such Seller to assign, convey or transfer such Purchased Asset and other Collateral, in each case, in whole or in part, (iii) each Seller is the beneficial owner of and, upon recordation of relevant assignment documents, shall be the record owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Collateral to Buyer, and (iv) each Seller has the right to sell and transfer such Purchased Asset and other Collateral to Buyer. Upon the purchase of any Purchased Asset and other Collateral by Buyer from the applicable Seller, Buyer shall be the sole owner of such Purchased Asset and other Collateral free from any adverse claim, subject to the rights of Sellers pursuant to the terms of this Agreement.

(x) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Sellers for a purchase, sale or issuance, in connection with any Purchased Asset or other Collateral, (ii) no agreements on the part of Sellers to issue, sell or distribute any Purchased Asset or other Collateral and (iii) no obligations on the part of Sellers (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(y) Security Interest Matters.

(i) The provisions of the Transaction Documents are effective to either (x) constitute a sale of Collateral to Buyer (other than for U.S. federal income or other applicable income tax purposes) or (y) create in favor of Buyer a legal, valid and enforceable first priority “security interest” (as defined in Section 1- 201(b)(35) of the UCC) in all rights, title and interest of the applicable Seller in, to and under the Collateral.

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(ii) Upon possession by the Custodian or by a Bailee pursuant to a Bailee Letter of each Mortgage Note or Participation Certificate, endorsed in blank by a duly authorized officer of the applicable Seller, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of such Seller in such Mortgage Note or Participation Certificate, as applicable.

(iii) Upon the filing of UCC financing statements (a) with respect to Sellers, in Delaware and (b) with respect to Pledgor, in Delaware, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral and the Pledged Collateral, as applicable, in which a security interest can be perfected under the applicable UCC by the filing of financing statements.

(iv) Upon execution and delivery of the Account Control Agreement, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Sellers in the Collection Account and all funds at any time on deposit therein.

(z) Solvency; No Fraudulent Transfer. Each Seller has, as of the Closing Date and each Purchase Date, access to adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Each Seller is generally able to pay, and, as of the Closing Date, is paying its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with actual intent to hinder, delay or defraud any of Sellers’ creditors. As of each Purchase Date, no Seller is insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of each Seller to exceed the assets of such Seller, (ii) will not result in Dwight Seller or Toro Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond such Seller’s ability to pay as the same mature. Each Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset and other Collateral subject hereto. Each Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(aa) Investment Company Act. No Seller Party is required to be registered as, or is Controlled by, an “investment company”, within the meaning of the Investment Company Act. Each Seller is exempt from the registration requirements of the Investment Company Act pursuant to an exemption other than the exemptions specified in Section 3(c)(1) and 3(c)(7) of the Investment Company Act.

(bb) Taxes. Each Seller has filed or caused to be filed all required U.S. federal income and other material tax returns that would be delinquent (taking into account any extensions) if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority that are otherwise due and payable except (i) for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with

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respect to which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed against any of Sellers’ assets and, to each Seller’s knowledge, no claims are being asserted in writing with respect to any such taxes, fees or other charges, other than (A) statutory liens or claims for taxes not yet due and payable, (B) any tax liens or claims that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been made in accordance with GAAP or (C) to the extent any such tax liens or claims would not reasonably be expected to have a Material Adverse Effect.

(cc) ERISA. No Seller Party nor, except as would not result in a Material Adverse Effect, any ERISA Affiliate sponsors, maintains or contributes to, or has any liability or obligation (direct or contingent) with respect to any Plan. No Seller Party is a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA or is using “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified in operation by Section 3(42) of ERISA, in connection with any Transaction. Transactions by or with any Seller Party are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA.

(dd) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Sellers for purposes permitted under such Seller’s Governing Documents, provided that no part of the proceeds of any Transaction will be used by Sellers to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(ee) Ownership of Property. No Seller owns, nor has it ever owned, any assets other than (i) the Purchased Assets and (ii) such incidental personal property related thereto.

(ff) No Prohibited Persons. None of the funds or other assets of Dwight Seller, Toro Seller or Guarantor constitute property of, or are, to the knowledge of each Seller, beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Dwight Seller, Toro Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; to the knowledge of each Seller, no Prohibited Person has any interest of any nature whatsoever in Dwight Seller, Toro Seller or Guarantor, as applicable, with the result that the investment in Dwight Seller, Toro Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; to the knowledge of each Seller, none of the funds of Dwight Seller, Toro Seller or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Dwight Seller, Toro Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; to the knowledge of each Seller, no Seller nor Guarantor has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and neither Sellers nor Guarantor are a Prohibited Person or has been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony. Each Seller agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver

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such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to ensure compliance with the provisions hereof; provided however that nothing in this Section 10(ff) shall be construed as requiring Buyer to conduct any inquiry or decreasing either Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(gg) Sanctions. No Seller Party, and, to each Seller’s knowledge, no Subsidiary of any Seller Party and, no director, officer, employee, agent or Affiliate of any Seller Party or any Subsidiary of a Seller Party is a Sanctioned Entity. Each Seller Party, and, to each Seller’s knowledge, their respective Subsidiaries and directors, officers and employees and the agents of each Seller Party and its Subsidiaries, are in compliance with all applicable Sanctions. No Seller Party is located, organized or resident in a Sanctioned Country. Each Seller Party and its Subsidiaries have instituted, or remain subject to, policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

(hh) Trading with the Enemy Act and Patriot Act; No Prohibited Persons. Each Seller Party and, to each Seller’s knowledge, each of their respective Affiliates is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No Seller Party or any Subsidiary, officer, director, partner, member or, to the best knowledge of each Seller, employee, of any Seller Party or of such Subsidiary, is an entity or person that is, or, to the actual knowledge of each Seller, is acting on behalf of, any Prohibited Person. Each Seller agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with the Patriot Act); provided, however, that nothing in this Section 10(hh) shall be construed as requiring Buyer to conduct any inquiry or decreasing either Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(ii) Insider. No Seller is an “executive officer,” “director,” or “person that directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(jj) Anti-Money Laundering Laws and Anti-Corruption Laws. Each Seller Party has complied with the Anti‑Money Laundering Laws and Anti-Corruption Laws. Each Seller Party has established compliance programs reasonably designed to ensure compliance with the Anti‑Money Laundering Laws and Anti-Corruption Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti‑Money Laundering Laws, including with respect to the legitimacy of the applicable Underlying Obligor and the origin of the assets used by the said Underlying Obligor to purchase

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the property in question, and maintains, and will maintain, sufficient information to identify the applicable Underlying Obligor for purposes of the Anti‑Money Laundering Laws.

(kk) Ownership. Each Seller is and shall remain at all times a wholly owned direct or indirect Subsidiary of Guarantor.

(ll) Tax Status. Each Seller is a disregarded entity for U.S. federal income tax purposes.

(mm) Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes, computer systems and storage media and records related to the Collateral to the extent not held by another party pursuant to the Transaction Documents is its chief executive office.

(nn) Financial Statements. Sellers have caused Guarantor to furnish to Buyer a copy, certified by its president or chief financial officer, of the Financial Statements for Guarantor for the fiscal year ended December 31, 2025, setting forth in each case in comparative form the figures for the previous year. All such Financial Statements are complete and correct and fairly present, in all respects, the consolidated and consolidating financial condition of each Seller Party and the consolidated and consolidating results of its operations as at such dates and for such monthly periods, all in accordance with GAAP. Since the end of the fiscal year referenced in such Financial Statements, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor from that set forth in said Financial Statements nor is Dwight Seller, Toro Seller or Guarantor aware of any state of facts which (without notice or the lapse of time) would or could be reasonably likely to result in any such material adverse change or could have a Material Adverse Effect.

(oo) Ability to Perform. No Seller Party believes, nor does such Seller Party have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents to which it is a party on its part to be performed.

(pp) No Reliance. Each Seller Party has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(qq) Purchased Assets Acquired from Transferors and the Mortgage Loan Seller. With respect to each Purchased Asset purchased by the Mortgage Loan Seller from a Transferor, (i) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (ii) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (iii) no such transfer was made for or on account of an antecedent debt owed by such Transferor to the Mortgage Loan Seller, and (iv) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code. With respect to each Purchased Asset purchased by Dwight Seller or Toro Seller from the Mortgage Loan Seller, (i) such Purchased Asset was acquired and transferred pursuant to the Sale and Contribution Agreement, (ii) the Mortgage Loan

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Seller received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (iii) no such transfer was made for or on account of an antecedent debt owed by the Mortgage Loan Seller to Dwight Seller or Toro Seller, and (iv) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code. Any representations and warranties made by any Transferor to Mortgage Loan Seller in any Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by each Seller to Buyer on each date as of which they speak in such Purchase Agreement. Any representations and warranties made by the Mortgage Loan Seller to Sellers in the Sale and Contribution Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Sellers to Buyer on each date as of which they speak in the Sale and Contribution Agreement. With respect to each Purchased Asset purchased by the Mortgage Loan Seller from a Transferor, and by the Sellers from the Mortgage Loan Seller, the applicable Seller has been granted a security interest in each such Purchased Asset, filed one or more UCC financing statements against the Mortgage Loan Seller and the Transferor to perfect such security interest, and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.

(rr) Unrelated Obligations. No Seller has contingent or actual obligations not related to the Purchased Assets.

(ss) Volcker Rule. Each Seller has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

SECTION 11

NEGATIVE COVENANTS OF SELLERS

On and as of the date hereof and at all times while this Agreement or a Transaction hereunder is in effect, no Seller shall without the prior written consent of Buyer, which may be granted or denied at Buyer’s sole discretion:

(a) take any action that would directly or indirectly impair or adversely affect Buyer’s title to any Purchased Asset or other Collateral;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a division of such Seller pursuant to a Division or otherwise, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Collateral to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Collateral with any Person other than Buyer;

(c) create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of such Seller’s property, assets, revenue, the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by such Seller pursuant to the Transaction Documents;

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(d) create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause such Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;

(e) enter into any transaction of merger or consolidation or amalgamation or division, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the Transactions or the sale or securitization of the Purchased Assets in the ordinary course of such Seller’s business after the repurchase thereof in accordance with this Agreement);

(f) permit any action that would result in a Change of Control;

(g) permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Underlying Obligor to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against any related Mortgaged Property);

(h) with respect to any Purchased Asset, consent or assent to or permit any Material Modification of any related Purchased Asset Documents to occur ; provided, that if Buyer fails to respond to such Seller’s request for consent to any Material Modification in writing within ten (10) Business Days of such request, then such Material Modification shall be deemed to have been denied by Buyer;

(i) permit the organizational documents of such Seller to be amended in any material respect;

(j) after the occurrence and during the continuance of a monetary Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of such Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller; provided, however, that notwithstanding anything in this paragraph (x) to the contrary, such Seller shall be permitted to declare and/or pay any dividends and distributions to its shareholders or equity owners in order for Guarantor to (x) maintain its status as a real estate investment trust (as defined under Section 856 of the Code) for U.S. federal and state income tax purposes and (y) avoid the payment of federal or state income or excise tax;

(k) acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property relating to any Purchased Asset that is senior to, or pari passu with, the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(l) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

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(m) directly, or through a Subsidiary, acquire or hold title to any real property;

(n) sponsor, maintain, contribute to, or have any liability or obligation (direct or contingent) with respect to any Plan or permit any ERISA Affiliate to sponsor, maintain, contribute to, or have any liability or obligation (direct or contingent) with respect to, any Plan, in any case relating to any Seller Party or ERISA Affiliate;

(o) engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or substantially similar provisions under any other federal, state or local laws, rules or regulations;

(p) make any Future Fundings under any Purchased Asset that are not expressly required by the related Purchased Asset Documents;

(q) seek its dissolution, liquidation or winding up, in whole or in part;

(r) (i) exercise any remedies under the Purchased Asset Documents for any Purchased Asset as to which an event of default (howsoever defined) has occurred in connection with the commencement or prosecution of any foreclosure proceeding, the exercise of any power of sale, the taking of a deed-in-lieu of foreclosure or other realization upon the security for any Purchased Asset; provided, the foregoing shall not prevent or restrict Sellers’ ability to deliver notices of default, reservations of rights and similar correspondence or to exercise control over cash management provisions in accordance with the Purchased Asset Documents; or (ii) in connection with any foreclosure or exercise of remedies relating to any Purchased Asset, take title to, sell at foreclosure or otherwise obtain or sell any ownership interest in any underlying Mortgaged Property (pursuant to any power of sale, deed-in lieu of foreclosure, or otherwise), in each case, without Buyer’s prior written consent (not to be unreasonably withheld);

(s) [intentionally omitted];

(t) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person;

(u) use the proceeds of the Purchase Price or any other advance, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause Buyer to be in breach of any Sanctions;

(v) cause any Purchased Asset to be serviced by any servicer other than a Servicer unless, in each case, expressly approved in writing by Buyer pursuant to Section 28 hereof;

(w) amend, modify or waive in any material respect or terminate any provision of any Servicing Agreement;

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(x) take any action, cause, allow, or permit any of Dwight Seller, Toro Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Dwight Seller or Toro Seller to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder;

(y) directly or indirectly, use, or permit Guarantor to use, the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-Corruption Laws; and

(z) (i) enter into (or agree to enter into) any Division and (ii) claim that the provisions in this Agreement nor any other Transaction Document, shall be deemed to permit any Division.

SECTION 12

AFFIRMATIVE COVENANTS OF SELLERS

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, each Seller covenants that:

(a) Seller Notices.

(i) Material Adverse Effect. Each Seller shall promptly notify Buyer of any material adverse change (as determined by such Seller) in its business operations and/or financial condition of which such Seller has knowledge; provided however that nothing in this Section 12(a)(i) shall relieve Dwight Seller or Toro Seller of its respective obligations under this Agreement.

(ii) Default or Event of Default. Each Seller shall, as soon as possible, but in no event later than three (3) Business Days after obtaining actual knowledge of such event, notify Buyer of any Default or Event of Default.

(iii) Credit Event. Each Seller shall, as soon as possible, but in no event later than three (3) Business Days after obtaining actual knowledge of such event, notify Buyer of any event that is reasonably likely to be determined to be a Credit Event.

(iv) Purchased Asset Matters. Each Seller shall promptly (and in any event not later than three (3) Business Days after obtaining actual knowledge thereof) notify Buyer of: (A) any default or event of default under any Purchased Asset; (B) any facts or circumstances that are reasonably likely to cause, or have caused, a Mandatory Early Repurchase Event; or (C) any representation or warranty being untrue or incorrect; provided, however, that the failure of the applicable Seller to timely deliver any such information regarding an underlying obligor or Purchased Asset as a result of the failure of such underlying obligor to

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timely deliver to such Seller such information so requested of underlying obligor by such Seller shall not be an Event of Default.

(v) Other Defaults, Litigation and Judgments. Each Seller shall promptly (and in any event not later than three (3) Business Days after obtaining actual knowledge thereof) deliver to Buyer any notice of the commencement or threat in writing of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) makes a claim or claims in an amount greater than the Default Threshold, (2) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or (3) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect. Each Seller shall promptly (and in any event not later than two (2) Business Days after obtaining actual knowledge thereof) deliver to Buyer any notice of any breach of any representation or warranty or any failure to fully satisfy or observe any covenant, requirement or agreement of any party to the Sale and Contribution Agreement. Following delivery by the applicable Seller of any notice pursuant to the preceding sentence, upon Buyer’s reasonable request, such Seller shall promptly (and in any event not later than two (2) Business Days following such request from Buyer), provide Buyer with an update in reasonable detail as to the current status of such matter in respect of which notice was previously delivered to Buyer.

(vi) Corporate Change. Each Seller shall advise Buyer in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than thirty (30) days prior to taking any such action.

(vii) Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws. Each Seller shall promptly (and in any event within three (3) Business Days after knowledge thereof) notify Buyer of any violation of the representation and warranty contained in Section 10(ff), Section 10(gg), Section 10(hh), or Section 10(jj).

(viii) Unscheduled Principal Payment. Each Seller shall promptly notify Buyer of any pending or processed scheduled or unscheduled Principal Payment (in full or in part).

(ix) Damage. Each Seller shall promptly (and in any event not later than two (2) Business Days after obtaining actual knowledge thereof) deliver to Buyer notice of any of the following events: (A) with respect to any Purchased Asset or related underlying Mortgaged Property: material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that, with respect to each of the foregoing, could reasonably be expected to result in a default or material decline in cash flow, and (B) with respect to Sellers: violation of Requirements of Law.

(x) Other Material Changes. Each Seller shall promptly (and in any event not later than two (2) Business Days after obtaining actual knowledge thereof) deliver to Buyer notice of any of the following events: (A) a material and adverse change in the insurance

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coverage of a Seller Party, with a copy of evidence of same attached; (B) any material change in accounting policies or financial reporting practices of a Seller Party; (C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than security interests created hereby or under any other Transaction Document) on, or claim asserted against, any of the Purchased Assets or the Collateral; (D) Dwight Seller or Toro Seller obtains knowledge of any Change of Control; and (E) any other event, circumstance or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect;

(b) Reporting and Other Information. Each Seller shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i) Purchased Asset Information. (A) promptly after receipt by Sellers, but no less frequently than once per fiscal quarter, copies of property level information made available to Sellers and all other required reports, rent rolls, financial statements (including, without limitation, cash flow statements and rent collection reports), certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset and (B) any other information with respect to the Purchased Assets that may be reasonably requested by Buyer from time to time that is in Dwight Seller’s or Toro Seller’s possession or is reasonably available to Dwight Seller or Toro Seller.

(ii) Monthly Purchased Asset Reports.

(A) Within thirty (30) calendar days after each month-end, the Monthly Report and a summary property performance report for each Purchased Asset in a form acceptable to Buyer, the fields for which are set forth on Exhibit VI, which shall include, without limitation, net operating income, a debt service coverage ratio calculation, occupancy, revenue per available unit (for hospitality properties), sales per square foot (for retail properties) and the floating rate benchmark or index used to determine interest payments in respect of such Purchased Asset for the preceding calendar month. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis; and

(B) No later than two (2) Business Days prior to the related Remittance Date, a remittance report containing servicing information, including without limitation, the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.

(iii) Quarterly Reports. Within sixty (60) calendar days after the last day of each of the first three fiscal quarters in any fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, retained earnings and cash flows for Guarantor for such

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period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments);

(iv) Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year (information required to be delivered pursuant to clauses (iii) and (iv) of this Section shall be deemed to have been delivered on the date on which Guarantor posts such information on Guarantor’s website on the internet or the SEC posts such information on their website at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in a written notice to Buyer and accessible by Buyer without charge).

(v) Covenant Compliance Certificate. Guarantor shall provide a completed and executed Covenant Compliance Certificate on a quarterly basis at the time deemed delivery pursuant to clauses (iii) and (iv).

(vi) Other Documentation. Within ten (10) Business Days after Buyer’s request therefor, each Seller shall provide, or shall cause to be provided, to Buyer such other documents, reports and information as Buyer may reasonably request that is in Dwight Seller’s or Toro Seller’s possession or is obtainable by Dwight Seller or Toro Seller with de minimis expense and commercially reasonable efforts (A) with respect to the financial affairs of the Seller Parties, and (B) to the extent available to Dwight Seller or Toro Seller, with respect to any Purchased Asset or the operation of any Mortgaged Property.

(c) Defense of Buyer’s Security Interest. Each Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Assets or the other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (ii) at Buyer’s request, take all action Buyer deems necessary or desirable to ensure that Buyer will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings. In addition, with respect to each Purchased Asset, each Seller shall take all action necessary or required by the Transaction Documents, the Purchased Asset Documents and each and every Requirements of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the Purchase Agreements and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing

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and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of each Seller under each Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations. Each Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to a Transaction Document) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Each Seller shall comply with all requirements of the Custodial Agreement with respect to each Purchased Asset. Notwithstanding the foregoing, (i) if Dwight Seller or Toro Seller grants a Lien on any Purchased Asset in violation of this Section 12(c) or any other Transaction Document, such Seller shall defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default, and (ii) to the extent any additional limited liability company is formed by a Division of Dwight Seller or Toro Seller (and without prejudice to Section 10 of this Agreement), such Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by such Seller of all of such Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Equity Interests of such Seller and any rights in connection therewith, in each case pursuant to the Pledge Agreement. No Seller shall materially amend, modify, waive or terminate any provision of any Purchase Agreement or any Servicing Agreement. No Seller shall make and shall not permit Servicer to make any Material Modification to any Purchased Asset or Purchased Asset Document, without the prior written consent of Buyer, as determined in its sole discretion. If Dwight Seller or Toro Seller enters into an amendment to, or modification in any way of, any of the Purchased Asset Documents or any rights of an Underlying Obligor or sponsor thereunder (whether or not such Seller has deemed such amendment to be material), then promptly following the effectiveness of such amendment, such Seller shall deliver a copy thereof to Buyer. Each Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be promptly delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(d) Additional Rights. If Dwight Seller or Toro Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, such Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by such Seller to Buyer, if required, together with, if applicable, an undated interest power covering such additional rights duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect

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of the Purchased Assets shall be received by the applicable Seller, such Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of such Seller, as additional collateral security for the Transactions.

(e) Further Assurances. At any time from time to time upon the reasonable request of Buyer, at the sole expense of Sellers, Sellers shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may deem reasonably necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Sellers (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Buyer, duly endorsed in blank, to be itself held as Collateral pursuant to the Transaction Documents.

(f) Preservation of Existence; Licenses. Each Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business; (ii) comply with any applicable Requirements of Law, including those relating to any Purchased Asset, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all Environmental Laws); (iii) maintain all licenses, permits or other approvals necessary for each Seller to conduct its business and to perform its obligations under the Transaction Documents, and shall conduct its business in accordance with any applicable Requirements of Law; (iv) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; (v) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect; (vi) comply with its Governing Documents, including all single purpose entity provisions; and (vii) not modify, amend or terminate its Governing Documents or divide itself into two or more separate limited liability companies. Each Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, (b) maintain such Seller’s status as a qualified transferee, qualified lender or any similar term (however defined) under the Purchased Asset Documents. No Seller shall (A) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from the location referenced in the Fee Letter, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case such Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets. Each Seller shall enter into each Transaction as principal. No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System. Each Seller shall maintain each of the Custodial Agreement and the Account Control Agreement in full force and effect. Each Seller shall not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Sellers of any Transaction Document.

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(g) Compliance with Transaction Documents. Each Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h) Compliance with Other Obligations. Each Seller shall at all times comply (i) with its organizational documents in all respects, (ii) in all material respects with any agreements by which it is bound or to which its assets are subject, and (iii) in all material respects with any applicable Requirements of Law.

(i) Books and Records. Each Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j) Taxes and Other Charges. Each Seller shall pay and discharge all material taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property when otherwise due and payable, except (i) for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k) Operations. Each Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as reasonably approved by Buyer prior to the date hereof. Each Seller shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by such Seller for its own account and shall furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Sellers with respect to the Collateral and Collateral and the conduct and operation of its business.

(l) Responsibility for Fees and Expenses of Third Parties. Each Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer.

(m) Future Fundings. To the extent any Future Funding is validly required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, each Seller shall be required to fund such Future Funding in accordance with such Purchased Asset Documents, regardless of whether Buyer agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with respect to such Future Funding.

(n) True and Correct Information. All information, reports, exhibits, schedules, Financial Statements or certificates of a Seller Party or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of a Seller Party will be true and complete and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements, information and reports delivered by a Seller Party to Buyer pursuant to this Agreement shall be

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prepared in accordance with GAAP, or as applicable to SEC filings, the appropriate SEC accounting requirements.

(o) [intentionally omitted].

(p) [intentionally omitted].

(q) Confidentiality. Each Seller Party that receives any Confidential Information shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Each Seller Party understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and, to the extent applicable, each such Seller Party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.

(r) Sharing of Information. Without limiting the other rights of Buyer under this Agreement, following the occurrence and continuation of an Event of Default, Seller Party hereby allows and consents to Buyer, subject to applicable law, exchanging information related to Seller Party, its credit, its mortgage loan originations and the Transactions hereunder with third-party lenders and facility providers (collectively, “Third Party Participants”), and Seller Party shall permit each Third Party Participant to share such similar information with Buyer.

(s) Acquisition of Mortgaged Property. If a Seller Party or any Affiliate acquires or maintains any right or interest in any Mortgaged Property that is related to a Purchased Asset that is junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents, such Purchased Asset shall immediately be made subject to a Transaction hereunder.

(t) Delivery of Income. Each Servicer Notice shall require, and Sellers shall cause Servicer to, transfer all Income for each Purchased Asset into the Collection Account in accordance with the applicable Servicer Notice and Section 5 of this Agreement. Sellers and Servicer shall, in connection with each Principal Payment under a Purchased Asset, provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies. If Dwight Seller or Toro Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, such Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request.

(u) Beneficial Ownership Certification. Each Seller shall promptly give notice to Buyer of any change in the information provided in such Seller’s Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(v) Failure to Deposit Income. If any Event of Default has occurred and is continuing, Buyer may, or may direct such Affiliate to, deliver an executed Notice to Underlying

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Obligor for such Purchased Asset to forward any and all Principal Payments or other amounts with respect to the related Purchased Asset directly to the applicable Servicer, other servicer, paying agent or similar Person with respect to such Purchased Asset and Sellers shall make other best efforts to cause such Underlying Obligor, servicer, paying agent or similar Person with respect to such Purchased Asset to forward such amounts directly to the related Servicer Account or Collection Account, as applicable, in accordance with the requirements of this Agreement, the applicable Servicing Agreement or applicable Servicer Notice within one (1) Business Day of such Seller’s (or its respective Affiliate’s) receipt thereof.

SECTION 13

SINGLE PURPOSE ENTITY COVENANTS

(a) On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, the Sellers each covenant that:

(i) each Seller shall own no assets, and shall not engage in any business, other than with respect to the Purchased Assets (including Eligible Assets which Seller intends to sell to Buyer subject to a Transaction hereunder), those Purchased Assets which have been repurchased from Buyer by Seller (provided that such Purchased Assets are transferred promptly to an entity other than Seller after such repurchase), and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets;

(ii) each Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates (in each case, other than advances under the Purchased Assets (or Eligible Assets which Seller intends to sell to Buyer subject to a Transaction hereunder) to Underlying Obligors or otherwise in connection therewith);

(iii) each Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due;

(iv) each Seller shall comply with the provisions of its organizational documents in all respects;

(v) each Seller shall do all things necessary to observe its organizational formalities and to preserve its separate existence;

(vi) each Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of any other Person, including its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of each Seller from such Affiliate and to indicate that each Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person) and (ii) such assets shall also be listed on each Seller’s own separate balance sheet and file its own tax returns, if any (except to the extent consolidation is required or permitted under Requirements of Law, such as in the case of a disregarded entity);

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(vii) each Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(viii) each Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to each Seller ;

(ix) each Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(x) each Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xi) each Seller shall not, without the prior unanimous written consent of its Independent Managers or Independent Directors, take any Material Action;

(xii) each Seller’s organizational documents shall provide that, at all times, each Seller shall cause there to be at least one (1) Independent Manager or Independent Director;

(xiii) each Seller’s organizational documents shall at all times provide that (a) each Seller shall not, without the prior unanimous written consent of all of its Independent Managers or Independent Directors, take any Material Action; (b) no Independent Manager or Independent Director may be removed or replaced without Cause and unless Buyer be given at least five (5) Business Days prior written notice of the removal and/or replacement of any Independent Manager or Independent Director, together with the reasons for such removal and the name and contact information of the replacement Independent Manager or Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Manager or Independent Director and provided further, that any removal or replacement shall not be effective until the replacement Independent Manager or Independent Director has accepted his or her appointment; (c) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Delaware LLC Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Manager or Independent Director shall consider only the interests of each Seller, including its creditors in acting or otherwise voting with respect to a Material Action; (d) except for duties to each Seller as set forth in clause (c) above (including duties to each Seller’s equity owners and its creditors solely to the extent of their respective economic interests in each Seller but excluding (x) all other interests of the equity owners, (y) the interests of other Affiliates of each Seller, and (z) the interests of any group of Affiliates of which each Seller is a part), any Independent Manager or Independent Director of each Seller shall not have any fiduciary duty to the each Seller’s equity owners or any other Person bound by its organizational documents; (e) the foregoing shall not eliminate the implied contractual covenant of good

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faith and fair dealing under applicable law; and (f) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware LLC Act, an Independent Manager or Independent Director shall not be liable to each Seller or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager or Independent Director acted in bad faith or engaged in willful misconduct. “Material Action” means, with respect to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing. “Cause” means, with respect to an Independent Manager or Independent Director, (w) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager or Independent Director’s duties as set forth in each Seller’s organizational documents, (x) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager or Independent Director, (y) that such Independent Manager or Independent Director is unable to perform his or her duties as Independent Manager or Independent Director due to death, disability or incapacity, or (z) that such Independent Manager or Independent Director no longer meets the definition of Independent Manager or Independent Director;

(xiv) Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, each Seller shall not enter into any transaction with an Affiliate of any Seller Party except on commercially reasonable terms substantially similar to those that would be available to unaffiliated parties in an arm’s length transaction;

(xv) each Seller shall maintain a sufficient number of employees (or obtain services to be performed by its Affiliates and/or their respective employees) in light of contemplated business operations, provided that each Seller shall not be required to maintain any employees;

(xvi) each Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(xvii) each Seller shall not pledge its assets to secure the obligations of any other Person;

(xviii) each Seller shall not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity;

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(xix) each Seller shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger or Division into two (2) or more limited liability companies or other legal entities;

(xx) each Seller shall not create, incur, assume or permit to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided however that any such trade payables incurred by each Seller shall be paid within ninety (90) days of the date incurred unless the same are being contested in good faith and adequate reserves in respect of which are maintained;

(xxi) each Seller shall not guarantee any obligation of any Person, including any Affiliate, become obligated for the debts of any other Person, or hold out its credit or assets as being available to pay the obligations of any other Person; and

(xxii) each Seller shall not have any of its obligations guaranteed by any Affiliate, except as contemplated by the Guaranty.

(b) From the date of its formation to the date hereof, Dwight Seller represents that:

(i) Dwight Seller has not engaged in any business other than the origination, acquisition, ownership, financing and disposition of Eligible Assets and Previously Owned Assets, and activities incidental or related thereto;

(ii) Dwight Seller has owned no assets, other than (i) Eligible Assets and Previously Owned Assets, and (ii) other assets incidental to the origination, acquisition, ownership, financing and disposition of Eligible Assets and Previously Owned Assets;

(iii) Dwight Seller has not made any loans or advances to any Affiliate or third party and has not acquired obligations or securities of its Affiliates, other than those obligations related to Eligible Assets and Previously Owned Assets or securities consisting of Eligible Assets and Previously Owned Assets;

(iv) Dwight Seller has paid its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets (other than any obligations that arose prior to the Closing Date and have been paid by Pledgor);

(v) Dwight Seller has complied with the provisions of its organizational documents necessary to maintain its separate existence;

(vi) Dwight Seller has done all things necessary to observe its organizational formalities and to preserve its existence;

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(vii) Dwight Seller has maintained all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may have been consolidated to the extent consolidation was permitted or required under GAAP or as a matter of Requirements of Law; provided that (i) appropriate notation was made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that that Seller’s assets were not available to satisfy the debts and other obligations of such Affiliate, and (ii) such assets were also be listed on Seller’s own separate balance sheet) and filed its own tax returns (except to the extent consolidation was required or permitted under GAAP or as a matter of Requirements of Law, such as in the case of a disregarded entity);

(viii) Dwight Seller has been, and has at all times held itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for U.S. federal and state income tax purposes), has corrected any known misunderstanding regarding its status as a separate entity, has conducted business in its own name, and has not identified itself or any of its Affiliates as a division of the other;

(ix) Dwight Seller has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and has remained solvent;

(x) Dwight Seller has not commingled its funds or other assets with those of any Affiliate or any other Person and has maintained its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, except for any funds on deposit in the Servicer Account or other comingled servicing accounts in accordance with servicing agreements to which Seller was a party;

(xi) Dwight Seller has held its properties, assets and accounts in its own name;

(xii) Dwight Seller has not assumed or guaranteed the debts or obligations of any other Person and has not held itself out to be responsible for the debts or obligations of any other Person;

(xiii) Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, Dwight Seller has not entered into any transaction, contract or agreement with an Affiliate of Seller except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s length transaction;

(xiv) Dwight Seller has maintained a sufficient number of employees in light of contemplated business operations; provided, however, that Seller was not required to maintain any employees;

(xv) Dwight Seller has used separate stationary, invoices and checks bearing its own name, and has allocated fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

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(xvi) Dwight Seller has not pledged its assets to secure the obligations of any other Person that are still outstanding;

(xvii) Dwight Seller has not formed, acquired or held any Subsidiary or owned any equity interest in any other entity, and Seller is not a survivor of a merge with any entity;

(xviii) Dwight Seller has not, to the fullest extent permitted by law, engaged in any dissolution, liquidation, consolidation, merger or Division into two (2) or more limited liability companies or other legal entities;

(xix) Dwight Seller has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged as of the date hereof; and

(xx) Dwight Seller has not created, incurred, assumed or suffered to exist any Indebtedness that is still outstanding, other than Indebtedness under or permitted by this Agreement and the other Transaction Documents.

(c) As of the date hereof, Dwight Seller represents that:

(i) it is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(ii) except as disclosed in writing to Buyer, it has no judgments or liens of any nature against it or its assets;

(iii) it is in compliance in all material respects with all laws, regulations, and orders applicable to it;

(iv) it is not involved in any dispute with any taxing authority, and it has paid all material taxes which it owes;

(v) it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(vi) it has provided Buyer with complete financial statements that reflect a fair and accurate view of the Dwight Seller’s financial condition;

(vii) it has no material contingent or actual obligations not related to the Purchased Assets;

(viii) any amendment and restatement of any organizational document of Dwight Seller has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time; and

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(d) any assignment of limited liability company interests in Dwight Seller, and the admission of the assignee as a member of Dwight Seller, was accomplished in accordance with, and permitted by, the limited liability company agreement of the Seller in effect from time to time.

SECTION 14

EVENTS OF DEFAULT; REMEDIES

(a) Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Payment Default. Dwight Seller or Toro Seller shall fail to (1) repurchase any Purchased Asset upon the applicable Repurchase Date for the Repurchase Price therefor, (2) repurchase any Purchased Asset with respect to which a Mandatory Early Repurchase Event has occurred by the related Mandatory Early Repurchase Deadline, (3) pay Price Differential on any Remittance Date or any Margin Deficit which exceeds the Margin Threshold by the related Margin Deadline; provided that if the failure to pay is due to an Account Bank or Servicer administrative error that is curable, Sellers shall have three (3) Business Days to cure or caused to be cured such failure to pay, (4) pay any Funding Fee, Annual Asset Fee or Exit Fee to Buyer as and when due and payable to Buyer hereunder or (5) pay any other amounts to Buyer that has become due, whether by acceleration or otherwise, within five (5) Business Days after such payment becoming due and payable.

(ii) Failure to Remit Principal Payment. Dwight Seller or Toro Seller fails to remit (or cause to be remitted) to Buyer any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Section 5; provided that if the failure to pay is due to an Account Bank or Servicer administrative error that is curable, Sellers shall have three (3) Business Days to cure or cause to be cured such failure to pay.

(iii) Single Purpose Entity. Dwight Seller or Toro Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to such Seller contained in Section 13 (Single Purpose Entity Covenants) unless, (A) such failure is inadvertent, immaterial and non-recurring and (B) if such failure is curable, such Seller shall have cured such breach within ten (10) Business Days following the date upon which such Seller first obtains knowledge of such breach or violation.

(iv) Immediate Covenant Defaults. Dwight Seller or Toro Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to such Seller contained in: Section 10(ff) (No Prohibited Persons), 10(gg) (Sanctions), 10(hh) (Trading with the Enemy Act and Patriot Act; No Prohibited Persons), or 10(jj) (Anti-Money Laundering Laws and Anti-Corruption Laws); Section 12(f) (Preservation of Existence; Licenses), 12(j) (Taxes and Other Charges), or 12(t) (Delivery of Income).

(v) Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party.

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(vi) Inability to Perform. A Responsible Officer of Dwight Seller, Toro Seller, Pledgor or Guarantor, as applicable, shall admit in writing (A) its inability to, or its intention not to, perform any of Dwight Seller’s, Toro Seller’s, Pledgor’s or Guarantor’s, as applicable, obligations under this Agreement or any Transaction Document or (B) its breach of Dwight Seller’s, Toro Seller’s, Pledgor’s or Guarantor’s, as applicable, obligations under this Agreement or any Transaction Document.

(vii) Transaction Documents. Any Transaction Document, any provision of the Transaction Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Sellers thereunder, or any lien, security interest or control granted under in connection with the Transaction Documents or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Sellers or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Sellers or any Affiliate thereof, in each case directly, indirectly, in whole or in part; provided, that the termination of the Servicing Agreement arising solely from Buyer’s election not to renew the Servicing Agreement in accordance with Section 28 shall not constitute an Event of Default if a replacement Servicing Agreement acceptable to Buyer is entered into within thirty (30) days of such termination.

(viii) Cross-Default. Any Seller Party shall be in default beyond all applicable notice, cure or grace periods under (A) any Indebtedness of such Seller Party which default (I) involves the failure to pay a matured obligation or (II) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (B) any other material contract to which such Seller Party is a party which default (I) involves the failure to pay a matured obligation or (II) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (A) and (B), only to the extent the obligations in connection with such default exceed the applicable Default Threshold; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if the applicable Seller Party cures such default, failure to perform or breach or obtains a waiver of same from the applicable beneficiary, as the case may be, within the grace period, if any, provided under the applicable agreement.

(ix) Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets and other Collateral, and Dwight Seller or Toro Seller, as applicable, fails to repurchase the applicable Purchased Asset within three (3) Business Days following receipt of written notice thereof from Buyer or (B) the Transaction Documents with respect to such Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets.

(x) Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect as determined by Buyer in its sole discretion.

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(xi) Change of Control. A Change of Control shall have occurred without the prior written consent of Buyer.

(xii) Guarantor Breach. The breach by Guarantor of the covenants made by it in Section 9(a) and Section 9(b) (Financial and other Covenants) of the Guaranty.

(xiii) Representation or Warranty Breach. Any representation, warranty, covenant or certification (other than any Purchased Asset Representation; unless (A) each Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (B) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis) made or deemed made herein or in any other Transaction Document by any Seller Party or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing by or on behalf of any Seller Party shall prove to have been untrue or misleading in any material respect as of the time made or furnished provided that, if Buyer determines in its sole discretion that such breach is susceptible to cure and Sellers are diligently pursuing a cure to Buyer’s reasonable satisfaction, Sellers shall have ten (10) Business Days after the earlier of (I) delivery of written notice thereof to Sellers by Buyer, or (II) the date on which Dwight Seller or Toro Seller first obtains knowledge of such breach, to cure such breach;

(xiv) Judgment. A final non-appealable judgment or judgments for the payment of money in excess of the Default Threshold shall be rendered against Dwight Seller, Toro Seller, Pledgor or Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction over the same, and such judgment remains undischarged or unpaid and unbonded for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed.

(xv) Other Obligations to Buyer or its Affiliates. Any Seller Party or any Affiliate of a Seller Party defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement between any Seller Party or any Affiliate of a Seller Party and Buyer or any Affiliate of Buyer.

(xvi) Going Concern. Guarantor’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor as a “going concern” or reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets.

(xvii) Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Income received by such Servicer in accordance with Section 5.

(xviii) Investment Company Act. Any Seller Party is required to register as an “investment company” (as defined in the Investment Company Act).

(xix) Actions Taken Without Required Consent of Buyer. Any Seller Party engages in any conduct or action where Buyer’s prior consent is required by any Transaction

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Document and the applicable Seller Party fails to obtain such consent, subject to any applicable grace or cure period.

(xx) Failure to Deposit Income. Servicer, Dwight Seller or Toro Seller fails to deposit to the Collection Account all Income and other amounts as required by Section 5 of this Agreement, the Servicer Notice or any other provisions of this Agreement when due.

(xxi) Guarantor’s Financial Standing. Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets.

(xxii) Division. Dwight Seller or Toro Seller adopts, files, or effects a Division.

(xxiii) Other Covenant Default. If any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referenced in this definition of “Event of Default”, provided that, if Buyer determines in its sole discretion that such breach is susceptible to cure and Sellers are diligently pursuing a cure to Buyer’s reasonable satisfaction, Sellers shall have thirty (30) calendar days after the earlier of (A) delivery of written notice thereof to Sellers by Buyer, or (B) the date on which Dwight Seller or Toro Seller first obtains knowledge of such breach, to cure such breach; provided further, that any breach or failure to perform resulting from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure.

(xxiv) Plan Assets. The assets of any Seller Party constitute “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified in operation by Section 3(42) of ERISA.

(b) Remedies. If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer:

(i) At the option of Buyer, exercised by written notice to Sellers (which option shall be deemed to have been exercised, even if no notice is given, automatically and immediately upon the occurrence of an Act of Insolvency of a Seller Party), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referenced hereinafter as the “Accelerated Repurchase Date”).

(ii) If Buyer exercises or is deemed to have exercised the option referenced in subsection (a)(i) of this Section 14,

(A) Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section 14, (1) shall thereupon become immediately due and payable on and as of the Accelerated Repurchase Date and Buyer may, at Buyer’s option in its sole discretion, immediately terminate all Transactions pursuant to the Transaction Documents and terminate this Agreement

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and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Sellers hereunder;

(B) to the extent permitted by any applicable Requirements of Law, the Repurchase Price with respect to each such Transaction shall be increased to an amount equal to the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Pricing Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section 14 (decreased as of any day by (i) any amounts applied by Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section 14);

(C) all Income actually received by Buyer pursuant to Section 5 of this Agreement shall be applied in Buyer’s sole discretion to the aggregate unpaid Repurchase Obligations hereunder owed by Seller Parties; and

(D) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii) Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain (A) a physical transfer of the servicing of the Purchased Assets in accordance with a servicing transfer under Section 28(c) of this Agreement, and (B) physical possession of all files of each Seller relating to the Purchased Assets and the Collateral and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Sellers or any third party acting for Sellers (including any servicer) and Sellers shall deliver to Buyer such assignments as Buyer shall request. In addition, at any time thereafter Buyer may deliver to any Underlying Obligor, and any servicer, paying agent or similar Person with respect to any Purchased Asset (as applicable), a duly completed Notice to Underlying Obligor held by Custodian pursuant to Section 3(c)(xxiv) of this Agreement, and Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and Sellers shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Sellers contained in the Transaction Documents.

(iv) Buyer may immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (A) sell (at a public or private sale and at such price or prices as Buyer may deem satisfactory) such Purchased Assets on a servicing‑released basis and/or without providing any representations and warranties on an “as‑is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in

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accordance with Section 5 of this Agreement, and/or (B) in Buyer’s sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to retain such Purchased Assets and give Sellers credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to credit against Repurchase Obligations due and any other amounts (without duplication) then owing to Buyer by any other Person pursuant to any Transaction Document, in such order and in such amounts as determined by Buyer), in an amount equal to the market value of such Purchased Assets on the date of the related Event of Default. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto.

(v) Each Seller shall be liable to Buyer and its Affiliates for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction), whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, the reasonable fees and expenses of outside counsel incurred in connection with or as a result of an Event of Default which is continuing, (B) damages in an amount equal to the cost (including all fees, expenses and commissions) of Buyer entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default which is continuing, (C) any other loss, damage, cost or expense directly arising or resulting from the occurrence and continuation of an Event of Default in respect of a Transaction, (D) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referenced in Section 14(b)(iv) of this Agreement and (E) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.

(vi) Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or any applicable Requirements of Law, including, without limitation, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Sellers. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Sellers’ obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default that is continuing on such date and at any time thereafter without notice to Sellers. All rights and remedies of Buyer under the Transaction Documents, including those specified in this Section 14, are cumulative and not exclusive of any other rights or remedies that Buyer may have and may be exercised at any time when an Event of Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Each Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length. Each Seller hereby expressly waives any defenses such Seller might have to require Buyer to enforce its rights

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by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.

(d) The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Buyer may establish the source therefor in its sole discretion and (C) all prices, bids and offers shall be determined together with accrued Income. The parties further acknowledge and agree that the market for the Purchased Assets and/or Collateral may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets and/or Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner and agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (I) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (II) constitute a waiver of any right or remedy of Buyer. Buyer shall not be required to give notice to Sellers or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Buyer shall give notice to Sellers of the remedies exercised by Buyer promptly thereafter. In view of the nature of the Purchased Assets and Collateral, each Seller agrees that liquidation of any Purchased Asset and/or Collateral may be conducted in a private sale. Each Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Each Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of any Purchased Asset and/or Collateral by using internet sites that provide for the auction or sale of assets similar to the Purchased Assets and/or Collateral, or that have the reasonable capability of doing so, or that match purchasers and seller of assets.

(e) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses it might otherwise have to require Buyer to enforce its rights by judicial process. Each Seller also waives any defense (other than a defense of payment or performance) such Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. Each Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(f) To the extent permitted by any applicable Requirements of Law, each Seller shall be liable to Buyer for interest on any amounts owing by Sellers hereunder, from the date Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by Sellers or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Sellers to Buyer under this Section 14(f) shall be at a rate equal to the Pricing Rate.

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(g) Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for either Seller’s failure to perform its obligations under this Agreement, each Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

(h) After the occurrence and during the continuance of an Event of Default, each Seller hereby appoints Buyer as attorney‑in‑fact of each Seller for purposes of carrying out the Transaction Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i) Buyer may, without prior notice to Sellers, exercise any or all of its set‑off rights including those specified in Section 15 of this Agreement and pursuant to any other Transaction Document. This Section 14(i) shall be without prejudice and in addition to any right of set‑off, combination of accounts, Lien or other rights to which Buyer is at any time otherwise entitled.

(j) All amounts in the Collection Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Section 5 of this Agreement.

SECTION 15

SET-OFF

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, each Seller hereby grants to Buyer a right of set-off, without notice to Sellers, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Sellers to Buyer against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer to Sellers and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of each Seller and the proceeds therefrom, now or hereafter held or received for the account of Sellers (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).

(b) If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 15 shall be effective to create a charge or other security interest. This Section 15 shall be without prejudice and in addition to any

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right of set- off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c) ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR ANY OTHER COLLATERAL THAT SECURE THE AMOUNTS OWING TO BUYER BY SELLERS UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF EACH SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLERS.

SECTION 16

SINGLE AGREEMENT

Buyer and Sellers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and each Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

SECTION 17

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by electronic mail provided that such electronic mail notice must also be delivered by one of the means specified in (a), (b) or (c) above, to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, the Business Day when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof. A party receiving a notice that does not comply with the technical requirements

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for notice under this Section 17 may elect to waive any deficiencies and treat the notice as having been properly given.

SECTION 18

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 19

NON-ASSIGNABILITY

(a) No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Buyer shall be null and void ab initio.

(b) Buyer may, at its sole cost and expense, without consent of any Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Section 9(a)) to any Person; provided that, so long as no Event of Default has occurred and is continuing, Buyer may not assign any interest in this agreement to a Prohibited Transferee. In connection therewith, Buyer may bifurcate or allocate (i.e., senior/subordinate) amounts due to Buyer and shall notify Sellers in writing thereof following the date of such assignment or participation. Each Seller agrees to cooperate with Buyer, at Buyer’s sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest; provided that such amendments, supplements and other modifications shall not increase Sellers’ obligations or decrease Sellers’ rights hereunder and shall be at Buyer’s sole cost and expense. Notwithstanding the foregoing, Buyer agrees that, prior to the occurrence and continuance of an Event of Default, (i) in connection with any assignment, participation or sale, initial Buyer or an Affiliate thereof shall continue to control all decisions under the Transaction Documents (including, but not limited to, with respect to determinations of Market Value and with respect to the rights of Buyer under Section 4(a) of this Agreement) and (ii) each Seller shall continue to deal solely with initial Buyer or an Affiliate in connection with any Transaction.

(c) Buyer, acting solely for this purpose as an agent of Sellers, shall maintain at one of its offices in the United States, a copy of each such sale, transfer and assignment and assumption delivered to it and a register for the recordation of the names and addresses of Buyer and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated

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interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement. The Register shall be available for inspection by Sellers at any reasonable time and from time to time upon reasonable prior notice.

(d) Each Seller agrees that each participant shall be entitled to the benefits of Section 6(a)(ii) and Section 30 (subject to the requirements and limitations therein, including the requirements under Section 30(d) (it being understood that the documentation required under Section 30(d) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Sections 30(g) and 30(h) as if it were an assignee hereunder; and (B) shall not be entitled to receive greater payments under Section 6(a)(ii) and Section 30, with respect to any participation, than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirements of Law by a Governmental Authority or in the interpretation or application thereof by a Governmental Authority, in any case which occurs after the participant acquired the applicable participation. Each Buyer that sells a participation agrees, at Sellers’ request and expense, to use reasonable efforts to cooperate with Sellers to effectuate the provisions of Section 30(h) with respect to any participant.

(e) If Buyer sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, it shall, acting solely for this purpose as an agent of Sellers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Transactions or Transaction Documents (the “Participant Register”); provided that Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

SECTION 20

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW

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YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 21

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

SECTION 22

INTENT

(a) The parties intend and acknowledge that (i) this Agreement together with each Transaction constitutes a single agreement; (ii) this Agreement and each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable) and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, (iii) each Purchased Asset consisting of a Mortgage Loan, a Senior Interest in a Mortgage Loan or a Junior Interest in a Mortgage Loan constitutes either a “mortgage loan” or “an interest in … [a] mortgage loan” as such terms are used in the Bankruptcy Code; (iv) all payments hereunder have been made by, to or for the benefit of a “financial institution” as defined in Bankruptcy Code section 101(22), a “financial participant” as defined in Bankruptcy Code section 101(22A), a “repo participant” as defined in Bankruptcy Code section 101(46), and a “master netting agreement participant” as defined in Bankruptcy Code section 101(38B); and (v) the grant of the security interests in Section 7, the Pledge Agreement, and Guaranty each constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The parties further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b) This Agreement is intended to be a “repurchase agreement”, “securities contract,” and “master netting agreement” within the meaning of Sections 546, 555, 559, 561, 362(b)(6), 362(b)(7), and 362(b)(27) of the Bankruptcy Code. The parties intend that each party (for so long as each is a “financial institution,” “financial participant,” “repo participant,” “master netting agreement participant” or other entity listed in Sections 546, 555, 559, 561, 362(b)(6),

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362(b)(7), or 362(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement,” a “securities contract,” and “master netting agreement.” The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to liquidate Purchased Assets delivered to it in connection with Transactions hereunder, or to set-off termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Sections 14 and 15 hereof is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 362(b)(7), 362(b)(27), 555, 559, and 561 of the Bankruptcy Code, as applicable. Any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” or a “settlement payment” as such terms are defined in Bankruptcy Code Sections 101 and 741 and shall constitute transfers made by, to or for the benefit of a financial institution, financial participant, repo participant or master netting agreement participant to the extent required by Sections 546(e), 546(f) or 546(j) of the Bankruptcy Code.

(c) The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) The parties intend that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) The parties agree and acknowledge that if a party hereto is determined to be a “covered financial company” as such term is defined in Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Orderly Liquidation Authority”), then each Transaction hereunder is a “qualified financial contract,” a “repurchase agreement” and a “securities contract” as such terms are defined in the Orderly Liquidation Authority and any rules, orders or policy statements thereunder.

(f) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement or the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code or shall be deemed part of the “agreement” as such term is used in Sections 101(38A)(A), 101(47)(A), and 741(7)(A)(i) of the Bankruptcy Code.

(g) Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, it is the intention of the parties that, for U.S. federal, state and local income Tax purposes, (i) each Transaction constitute a financing to Sellers, and that each Seller (or, so long as each Seller is classified as a disregarded entity for U.S. federal income Tax purposes,

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its regarded owner) be the owner of the Purchased Assets for such purposes (except to the extent that Buyer shall obtain the beneficial ownership of the Purchased Assets by having exercised its remedies by foreclosing on the Purchased Assets following a continuing Event of Default) and (ii) no Transaction or Transactions gives rise to or results in treatment of each Seller or any Transaction or Transactions as a taxable mortgage pool (as defined in Internal Revenue Code Section 7701(i)). Unless prohibited by applicable law or otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code by any taxing authority, Buyer agrees to treat the Transactions as described in the preceding sentence for all U.S. federal, state, and local income tax purposes (including, without limitation, on any and all filings with any U.S. federal, state, or local taxing authority) and agrees to take no action inconsistent with this treatment.

SECTION 23

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b) in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c) in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 24

CONSENT TO JURISDICTION; WAIVERS

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Section 24 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 25

NO RELIANCE

Each of Sellers and Buyer hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

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(e) no joint venture exists between Buyer and any Seller Party pursuant to any Transaction Document; and

(f) it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

SECTION 26

INDEMNITY AND EXPENSES

(a) Each Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that no Seller shall be liable for Indemnified Amounts solely and directly resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, each Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act that, in each case, does not result from the gross negligence or willful misconduct of any Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, each Seller agrees to hold Buyer harmless from and indemnify Buyer from and against all Indemnified Amounts suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof. The obligation of each Seller hereunder is a recourse obligation of Sellers. This Section 26(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding anything to the contrary, Sellers shall not be liable for any special or punitive damages, or any special or indirect damages unless actually paid by Buyer, in each case arising out of, in connection with, or as a result of the transactions contemplated hereby.

(b) Each Seller agrees to pay or reimburse on demand all of Buyer’s reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable

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fees and expenses of outside counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, including the fees of outside counsel in connection with the consummation of any Transaction (which fees of outside counsel are currently estimated at approximately $10,000 per Purchased Asset; however, the fee for reviewing complex loans, loans with multiple assets and Wet Purchased Assets may be more), (iii) the ongoing administration of this Agreement and the other Transaction Documents and the enforcement of any of the provisions of the Transaction Documents, any preservation of Buyer’s rights under the Transaction Documents or any performance by Buyer of any obligations of Sellers in respect of any Purchased Asset, or if an Event of Default has occurred and continuing, any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or the Pledged Collateral, (iv) the custody, care or preservation of the Collateral or the Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise, (v) the maintenance of the Collection Account and the Servicer Account and registering the Collateral and the Pledged Collateral in the name of Buyer or its nominee, (vi) any default by Sellers in repurchasing the Purchased Asset after the applicable Seller has given a notice in accordance with Section 3(e) of an Early Repurchase Date, (vii) any payment of the Repurchase Price on any day other than a Remittance Date or conversion to a Benchmark Replacement in accordance with Section 6(b) on any day other than a Pricing Rate Determination Date (including in each case, without limitation, as a consequence of terminating any hedging transactions entered into by Buyer in relation to the Purchased Asset) (“Breakage Costs”), (viii) any actions taken and which are reasonably necessary to perfect or continue any lien created under any Transaction Document, (ix) Buyer owning any Purchased Asset or other Collateral other than any costs and expenses with respect to any Purchased Assets or other Collateral which are first incurred after Buyer has exercised its remedies under Section 14(b), in which case Buyer shall assume such obligations from and after such exercise of remedies, (x) any due diligence performed by Buyer in accordance with Section 27 and/or (xi) any the replacement of any Benchmark or the implementation of any Benchmark Replacement or Benchmark Replacement Conforming Changes in accordance with Section 6(b). All such expenses shall be recourse obligations of Sellers to Buyer under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Sellers absent manifest error.

This Section 26(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) This Section 26 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

SECTION 27

DUE DILIGENCE

(a) Each Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller Parties and Servicer for

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purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Each Seller agrees that once per calendar year (unless an Event of Default has occurred and is continuing, in which case no such restriction shall apply) and upon reasonable prior notice (but not less than one (1) Business Day, unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Sellers shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Buyer and any of its agents, representatives or permitted assigns to the offices of each Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b) Each Seller agrees that it shall, promptly upon reasonable request of Buyer, deliver (or shall cause to be delivered) to Buyer and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Buyer in accordance with Section 27(a).

(c) Each Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Buyer and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Section 27(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of each Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Buyer wishes to discuss with such Person.

(d) Without limiting the generality of the foregoing, each Seller acknowledges that Buyer may enter into Transactions with such Seller based solely upon the information provided by such Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time, so long as no Event of Default has occurred and is continuing, upon reasonable prior notice to Sellers, to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Each Seller agrees to reasonably cooperate with Buyer and any third-party underwriter designated by Buyer in writing in connection with such underwriting, including, but not limited to, providing Buyer and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof reasonably requested by Buyer in writing.

(e) Each Seller agrees to reimburse Buyer within ten (10) Business Days after receipt of an invoice thereof for any and all reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) actually incurred by Buyer in connection with its continuing due diligence activities pursuant to this Section 27; provided, however, that, prior to the occurrence of an Event of Default, Buyer shall provide notice to Sellers prior to incurring any such costs and expenses in excess of $10,000 with respect to any Purchased

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Asset (provided, for avoidance of doubt, that the foregoing shall not limit each Seller’s obligations to pay such amounts).

SECTION 28

SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Assets are sold to Buyer on a “servicing released” basis and Buyer is owner of all Servicing Rights, servicing records, including, but not limited to any and all servicing agreements (including, without limitation, the Loan Servicing Agreement or any other servicing and/or subservicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”) so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, each Seller shall be granted a revocable license (which license shall automatically terminate (i) on each Remittance Date unless Buyer provides written notice to Sellers that such license is extended to the next Remittance Date or (ii) upon the occurrence and continuance of an Event of Default) to cause each servicer or subservicer, as applicable (including, without limitation, Servicer) to service or subservice, as applicable, the Purchased Assets, and Sellers shall, at Sellers’ sole cost and expense, cause such servicer or subservicer (including, without limitation, Servicer) to service or subservice, as applicable, the Purchased Assets in accordance with the Servicing Agreements and this Section 28 and for the benefit of Buyer. Notwithstanding the foregoing, Sellers shall not take any action or effect any Material Modification of any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

(b) The obligation of Servicer to service or subservice any of the Purchased Assets shall cease, at Buyer’s option, upon the earliest of (i) Buyer’s termination of such servicer in accordance with Section 28(c), (ii) Buyer not extending Sellers’ revocable license in accordance with Section 28(a), or (iii) the transfer of servicing to any other servicer and the assumption of such servicing by such other servicer. Each Seller agrees to cooperate with Buyer in connection with any termination of Servicer. Upon any termination of such servicer, if no Event of Default shall have occurred and be continuing, each Seller shall at its sole cost and expense transfer the servicing of the effected Purchased Assets to another servicer acceptable to Buyer as expeditiously as possible.

(c) Buyer has the right to designate each servicer of the Purchased Assets; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (i) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (ii) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents. Subject to the immediately following sentence, Buyer may, in its sole discretion, terminate Servicer or any other servicer or sub-servicer with respect to any Purchased Asset, without payment of any penalty or termination fee, and appoint a replacement Servicer or other servicer in Buyer’s sole discretion. Notwithstanding the preceding sentence, if a default by Servicer under the Servicing Agreement or Servicer Notice occurs (and no Event of Default has occurred and is continuing), Buyer shall not exercise its right to terminate Servicer so long as Sellers (x) remove

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such Servicer and identify a replacement servicer acceptable to Buyer, in its sole and absolute discretion within five (5) Business Days of such default and (y) enter into a Servicing Agreement and, if applicable, a Servicer Notice with such replacement servicer acceptable to Buyer within forty-five (45) calendar days of such default.

(d) Each Seller shall not, and shall not permit Servicer to, employ any other servicer or sub-servicers to service the Purchased Assets (other than any third party vendor employed by the Servicer to perform certain non-cashiering responsibilities, including, without limitation, inspections, in accordance with the terms of the Servicing Agreement) without the prior written approval of Buyer. If the Purchased Assets are serviced by a sub-servicer, Sellers shall irrevocably assign all rights, title and interest (if any) in the servicing agreements with such sub-servicer to Buyer; provided that Servicer may delegate certain administrative functions to third parties without Buyer’s consent provided that such servicer shall at all times remain liable for such functions.

(e) Sellers shall cause Servicer, pursuant to the Servicing Agreement, and any other servicer or sub-servicer, pursuant to such other applicable servicing agreement, as the case may be, to service the Purchased Assets, in each case in accordance with Accepted Servicing Practices. Sellers shall cause Servicer (at the request of Buyer) and any other servicer or sub-servicer engaged by Sellers to execute a Servicer Notice acknowledging Buyer’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Asset to the Collection Account in accordance with Section 5 hereof or as otherwise directed by Buyer in accordance with the Servicer Notice.

(f) Each Seller agrees that Buyer is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Loan Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Each Seller covenants to (or use commercially reasonable efforts to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(g) The payment of servicing fees shall be solely the responsibility of Sellers and shall be subordinate to payment of amounts outstanding and due to Buyer under the Transaction Documents other than in respect of servicing fees related to any Purchased Asset for which Buyer has exercised its remedies under Section 14(b), if Buyer elects not to terminate the applicable Servicing Agreement, in which case Buyer shall assume the obligations of the owner under the applicable Servicing Agreement which first occur or arise after the date Buyer exercises its remedies under Section 14(b).

SECTION 29

MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition

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to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant hereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) This Agreement, the Fee Letter and each Confirmation contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h) Unless otherwise specifically enumerated, wherever pursuant to this Agreement Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole discretion and such decision by Buyer shall be final and conclusive.

(i) USA PATRIOT Act Notice. Buyer hereby notifies each Seller Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Seller Party (and each beneficial owner thereof), which information includes the name and address of each Seller Party (and any beneficial owner) and

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other information that will allow such Buyer to identify each Seller Party (and any beneficial owner) in accordance with the Patriot Act.

(j) Joint and Several Repurchase Obligations.

(i) At all times when there is more than one Seller under this Agreement, each Seller hereby acknowledges and agrees that (i) each Seller shall be jointly and severally liable to Buyer to the maximum extent permitted by Requirements of Law for all Repurchase Obligations, (ii) the liability of each Seller (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all Repurchase Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any Insolvency Law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by Buyer, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the occurrence from time to time of any event, including any of the following, whether or not with notice to or the consent of each Seller, (1) the waiver, compromise, settlement, release, modification, supplementation, termination or amendment (including any extension or postponement of the time for payment or performance or renewal or refinancing) of any of the Repurchase Obligations or Transaction Documents, (2) the failure to give notice to each Seller of the occurrence of an Event of Default, (3) the release, substitution or exchange by Buyer of any Purchased Asset (whether with or without consideration) or the acceptance by Buyer of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Repurchase Obligations, whether by Buyer or in connection with any insolvency proceeding affecting Dwight Seller or Toro Seller or any other Person who, or any of whose property, shall at the time in question be obligated in respect of the Repurchase Obligations or any part thereof, (5) the sale, exchange, waiver, surrender or release of any Purchased Asset, guarantee or other collateral by Buyer, (6) the failure of Buyer to protect, secure, perfect or insure any Lien at any time held by Buyer as security for amounts owed by Sellers, or (7) to the extent permitted by Requirements of Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 29, result in the release or discharge of any or all of Sellers from the performance or observance of any Repurchase Obligation, (iii) Buyer shall not be required first to initiate any suit or to exhaust its remedies against Dwight Seller or Toro Seller or any other Person to become liable, or against any of the Purchased Assets, in order to enforce the Transaction Documents and each Seller expressly agrees that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under any of the Transaction Documents, (iv) when making any demand hereunder against Dwight Seller or Toro Seller or any other Purchased Assets, Buyer may, but shall be under no obligation to, make a similar demand on any other Seller, or otherwise pursue such rights and remedies as it may have against Dwight Seller or Toro Seller or any other Person or against any collateral security or guarantee related thereto or any right of offset with respect thereto, and any failure by Buyer to make any such demand, file suit or otherwise pursue such other rights or remedies or to collect any payments from any other Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right offset, or any release of Dwight Seller or Toro Seller or any such other Person or

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any such collateral security, guarantee or right of offset, shall not relieve Dwight Seller or Toro Seller in a respect of which a demand or collection is not made or Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Sellers (as used herein, the term “demand” shall include the commencement and continuation of legal proceedings), (v) on disposition by Buyer of any property encumbered by any Purchased Assets, each Seller shall be and shall remain jointly and severally liable for any deficiency, (vi) each Seller waives (A) any and all notice of the creation, renewal, extension or accrual of any amounts at any time owing to Buyer by any other Seller under the Transaction Documents and notice of or proof of reliance by Buyer upon Dwight Seller or Toro Seller or acceptance of the obligations of Dwight Seller or Toro Seller under this Section 29, and all such amounts, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the obligations of Sellers under this Agreement, and all dealings between Sellers, on the one hand, and Buyer, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the obligations of Sellers under this Agreement, and (B) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Dwight Seller or Toro Seller with respect to any amounts at any time owing to Buyer by Dwight Seller or Toro Seller under the Transaction Documents, and (vii) each Seller shall continue to be liable under this Section 29 without regard to (A) the validity, regularity or enforceability of any other provision of this Agreement or any other Transaction Document, any amounts at any time owing to Buyer by Dwight Seller or Toro Seller under the Transaction Documents, or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (B) any defense, set‑off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Dwight Seller or Toro Seller against Buyer, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of Dwight Seller or Toro Seller) which constitutes, or might be construed to constitute, an equitable or legal discharge of Dwight Seller or Toro Seller for any amounts owing to Buyer by Dwight Seller or Toro Seller under the Transaction Documents, or of Sellers under this Agreement, in bankruptcy or in any other instance.

(ii) Each Seller shall remain fully obligated under this Agreement notwithstanding that, without any reservation of rights against Dwight Seller or Toro Seller and without notice to or further assent by Dwight Seller or Toro Seller, any demand by Buyer for payment of any amounts owing to Buyer by any other Seller under the Transaction Documents may be rescinded by Buyer and any the payment of any such amounts may be continued, and the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer (including any extension or postponement of the time for payment or performance or renewal or refinancing of any Repurchase Obligation), and this Agreement and the other Transaction Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with its terms, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of amounts owing to Buyer by Sellers under the Transaction

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Documents may be sold, exchanged, waived, surrendered or released. Buyer shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for amounts owing to Buyer by Sellers under the Transaction Documents, or any property subject thereto.

(iii) To the extent that Dwight Seller or Toro Seller (the “Paying Seller”) pays more than its proportionate share of any payment made hereunder, the Paying Seller shall be entitled to seek and receive contribution from and against any other Seller that has not paid its proportionate share; provided, that the provisions of this Section 29 shall not limit the duties, covenants, agreements, obligations and liabilities of Dwight Seller or Toro Seller to Buyer, and, notwithstanding any payment or payments made by the Paying Seller hereunder or any setoff or application of funds of the Paying Seller by Buyer, the Paying Seller shall not be entitled to be subrogated to any of the rights of Buyer against any other Seller or any collateral security or guarantee or right of setoff held by Buyer, nor shall the Paying Seller seek or be entitled to seek any contribution or reimbursement from any other Seller in respect of payments made by the Paying Seller hereunder, until all Repurchase Obligations are paid in full. If any amount shall be paid to the Paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the Paying Seller in trust for Buyer, segregated from other funds of the Paying Seller, and shall, forthwith upon receipt by the Paying Seller, be turned over to Buyer in the exact form received by the Paying Seller (duly indorsed by the Paying Seller to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

(iv) The Repurchase Obligations are full recourse obligations to each Seller, and each Seller hereby forever waives, demises, acquits and discharges any and all defenses, and shall at no time assert or allege any defense, to the contrary.

(v) Anything herein or in any other Transaction Document to the contrary notwithstanding, the maximum liability of Dwight Seller or Toro Seller hereunder in respect of the liabilities of the other Sellers under this Agreement and the other Transaction Documents shall in no event exceed the amount which can be guaranteed by each Seller under applicable federal and state laws relating to the insolvency of debtors.

SECTION 30

TAXES

(a) Any and all payments by or on account of any obligation of Sellers under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Sellers) requires the deduction or withholding of any Tax from any such payment, then Sellers shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Sellers shall be increased as necessary so that after such deduction or withholding in respect of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums

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payable under this Section 30), Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Sellers shall timely pay, without duplication, any Other Taxes (i) imposed on Sellers to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) imposed on Buyer, as the case may be, upon written notice from Buyer setting forth in reasonable detail the calculation of such Other Taxes.

(c) Each Seller shall indemnify Buyer, within 20 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 30(c)) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (provided that if Sellers reasonably believe that such Taxes were not correctly or legally asserted, Buyer will use reasonable efforts to cooperate with Sellers to obtain a refund of such Taxes (which shall be repaid to Sellers in accordance with Section 30(e)) so long as such efforts would not, in the sole determination of Buyer, result in any additional out-of-pocket costs or expenses not reimbursed by Sellers or be otherwise materially disadvantageous to Buyer). A certificate as to the amount of such payment or liability delivered to Sellers by Buyer shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by Sellers to a Governmental Authority pursuant to this Section 30, Sellers shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(d) Status of Buyer.

(i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Buyer shall deliver to Sellers, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Sellers, such properly completed and executed documentation reasonably requested by Sellers as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Sellers, shall deliver such other documentation prescribed by applicable law or reasonably requested by Sellers as will enable Sellers to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 30(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.

(ii) Without limiting the generality of the foregoing,

(A) if Buyer is a U.S. Person, it shall deliver to Sellers on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Sellers), executed copies or originals of

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IRS Form W-9 (or any successor form) certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B) if Buyer is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by Sellers) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Sellers), whichever of the following is applicable:

(1) in the case of a Buyer that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. Tax purposes under any Transaction Document, executed copies or originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies or originals of IRS Form W-8ECI;

(3) in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in a form reasonably satisfactory to Sellers, to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Sellers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies or originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Buyer is not the beneficial owner, executed copies or originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, in a form reasonably satisfactory to Sellers, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate, in a form reasonably satisfactory to Sellers, on behalf of each such direct and indirect partner;

(C) if Buyer is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Sellers (in such number of copies as shall be requested by Sellers) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of

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Sellers), executed copies or originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Sellers to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Buyer shall deliver to Sellers at the time or times prescribed by law and at such time or times reasonably requested by Sellers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Sellers as may be necessary for Dwight Seller or Toro Seller to comply with its respective obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Sellers, or promptly notify Sellers in writing of its legal inability to do so.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 30 (including by the payment of additional amounts pursuant to this Section 30), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 30 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 30(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 30(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 30(e) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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(f) Each party’s obligations under this Section 30 shall survive any assignment of rights by Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(g) If any Buyer requests compensation under Section 6(a), or requires Sellers to pay any Indemnified Taxes or additional amounts to any Buyer or any Governmental Authority on behalf of Buyer pursuant to Section 30, then Buyer shall (at the request of Sellers) use reasonable efforts to designate a different lending office for funding or booking its Transactions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Buyer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 6(a) or 30, as the case may be, in the future, and (ii) would not subject Buyer to any unreimbursed cost or expense and would not otherwise be disadvantageous to Buyer. Each Seller hereby agrees to pay all reasonable costs and expenses incurred by any Buyer in connection with any such designation or assignment.

(h) If any Buyer requests compensation under Section 6(a), or if Dwight Seller or Toro Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Governmental Authority on behalf of Buyer pursuant to Section 30 and, in each case, Buyer has declined or is unable to designate a different lending office in accordance with paragraph (g) of this Section, then each Seller may, at its sole expense and effort, upon notice to Buyer, require Buyer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 20), all of its interests, rights (other than its existing rights to payments pursuant to Sections 6(a) or 30) and obligations under this Agreement and the related Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided, that Buyer shall have received payment of an amount equal to the outstanding Repurchase Price with respect to its Transactions and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of the outstanding Purchase Price, accrued and unpaid Price Differential and accrued and unpaid costs and expenses of Buyer included in such outstanding Repurchase Price) or Sellers (in the case of all other amounts).

SECTION 31

RECOGNITION OF U.S. SPECIAL RESOLUTION REGIMES

(a) If Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the other Transaction Documents, and any interest and obligation in or under this Agreement and/or the other Transaction Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the other Transaction Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) If Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the other Transaction Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution

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Regime if this Agreement and/or the other Transaction Documents were governed by the laws of the United States or a state of the United States.

SECTION 32

acknowledgement and consent to bail-in of eea financial institutions

(a) Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

(b) As used in this Section 32, the following terms have the following meanings ascribed thereto: (i) “Affected Financial Institution” means (x) any EEA Financial Institution or (y) any UK Financial Institution (ii) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution; (iii) “Bail-In Legislation” means (x) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (y) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings); (iv) “EEA Financial Institution” means (x) any credit institution or investment firm

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established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (v) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (vi) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vii) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; (viii) “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority; (ix) “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms; (x) “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution; and (xi) “Write-Down and Conversion Powers” means (x) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (y) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 33

NON-PETITION AND LIMITED RECOURSE

(a) Notwithstanding any other provision of this Agreement, the obligations of Sellers are limited recourse obligations of Sellers payable solely from the Purchased Assets and other Collateral available at such time and following realization on the Purchased Assets and other Collateral, and application of the proceeds thereof in accordance with this Agreement, all obligations of and any claims against Sellers hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member or incorporator of Dwight Seller, Toro Seller or their respective Affiliates, successors or assigns for any amounts payable under this Agreement other than the obligations of the Pledgor with respect to the Pledged Collateral as set forth in the Pledge Agreement and the obligations of Guarantor as set forth in the Guaranty. It is understood that the foregoing provisions of this clause (a) shall not (i) prevent recourse to the Purchased Assets for the sums due or to become due under this Agreement or the other Transaction Documents, (ii)

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constitute a waiver, release or discharge of any indebtedness or obligation evidenced or secured by this Agreement until such Purchased Assets have been realized, (iii) prevent recourse to the Pledgor with respect to the Pledged Collateral as set forth in the Pledge Agreement, or (iv) prevent recourse to Guarantor under the Guaranty. It is further understood that the foregoing provisions of this clause (a) shall not limit the right of any Person to name Dwight Seller or Toro Seller as a party defendant in any Proceeding or in the exercise of any other remedy under this Agreement or the other Transaction Documents, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(b) Notwithstanding any other provision of this Agreement, each Seller shall not, prior to the date which is ninety (90) days (or, if longer, the applicable preference period then in effect) after the payment in full of the aggregate Repurchase Price and any other obligations of each Seller, institute against, or join any other Person in instituting against, Dwight Seller or Toro Seller any bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar laws of any jurisdiction. Nothing in this clause (b) shall preclude, or be deemed to estop, Buyer (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by Dwight Seller or Toro Seller or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than Buyer, or (ii) from commencing against Dwight Seller or Toro Seller or any of their respective properties any legal action which is not a bankruptcy, winding-up, reorganization, arrangement, insolvency, moratorium or liquidation Proceeding. Notwithstanding anything to the contrary in this Section 33, in the event that any Proceeding described in the immediately preceding sentence is commenced against Dwight Seller or Toro Seller, such Seller, subject to the availability of funds as described in the immediately following sentence, will promptly object to the institution of any such Proceeding against it and take all necessary or advisable steps to cause the dismissal of any such Proceeding (including, without limiting the generality of the foregoing, to timely file an answer and any other appropriate pleading objecting to (I) the institution of any Proceeding to have Dwight Seller or Toro Seller adjudicated as bankrupt or insolvent or (II) the filing of any petition seeking relief, reorganization, arrangement, adjustment, or composition or in respect of Dwight Seller or Toro Seller under applicable bankruptcy law or other applicable law).

[REMAINDER OF PAGE LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

Buyer:

BANCO SANTANDER, S.A. NEW YORK BRANCH

By: /s/ Stefanos Arethas
Name: Stefanos Arethas
Title: Managing Director

By: /s/ Aaron Dunn
Name: Aaron Dunn
Title: Managing Director

[Signature Page to Master Repurchase Agreement (SAN/Fortress)]

Sellers:

FCR CRE TORO FACILITY SELLER LLC, a Delaware limited liability company

By: /s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

DWIGHT FCR-2025 LLC, a Delaware limited liability company

By: /s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

[Signature Page to Master Repurchase Agreement (SAN/Fortress)]